Exhibit 99.3
PART II

Note: The information contained in this exhibit has been updated for the retrospective adoption of a new accounting standard, issued by the Financial Accounting Standards Board, Accounting Standards Update ("ASU") No. 2017-07, Compensation-Retirement Benefits (Topic 715). The non-service cost components of net periodic benefit cost are now presented in the income statement separately from the service cost component and outside the subtotal of income from operations. The Company is presenting these non-service cost components within the Other (income) expense, net caption. Within this exhibit, updates have been made to the Consolidated Statements of Income and Notes 1, 7, 11, 15 and 17. Additionally, Note 18 has been updated to reflect the Company's 2018 issuance of Notes due in 2020, Notes due in 2021 and Notes due in 2023. This exhibit has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (the "2017 Form 10-K"). For additional developments since the filing of the 2017 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Report on Form 10-Q for the period ended April 1, 2018.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

PART IV

Item 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES
Item 15(a)(1): Financial Statements

The information required by this item is incorporated herein by reference to the financial statements and supplementary data listed in Item 8 of Part II and included in the exhibits to this Current Report on Form 8-K.
Item 15(a)(2): Financial Statement Schedule

II. Valuation and Qualifying Accounts	54
We omitted other schedules because they are not applicable or the required information is set forth in the consolidated financial statements or notes thereto.

RESPONSIBILITY FOR FINANCIAL STATEMENTS
The Hershey Company is responsible for the financial statements and other financial information contained in this report. We believe that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles appropriate under the circumstances to reflect in all material respects the substance of applicable events and transactions. In preparing the financial statements, it is necessary that management make informed estimates and judgments. The other financial information in this annual report is consistent with the financial statements.
We maintain a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that the cost of the system must be related to the benefits to be derived. We believe our system provides an appropriate balance in this regard. We maintain an Internal Audit Department which reviews the adequacy and tests the application of internal accounting controls.
The 2017 financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm. The 2016 and 2015 financial statements have been audited by KPMG LLP, an independent registered public accounting firm. Ernst & Young LLP's reports on our financial statements and internal controls over financial reporting as of December 31, 2017 are included herein.
The Audit Committee of the Board of Directors of the Company, consisting solely of independent, non-management directors, meets regularly with the independent auditors, internal auditors and management to discuss, among other things, the audit scope and results. Ernst & Young LLP and the internal auditors both have full and free access to the Audit Committee, with and without the presence of management.

/s/ MICHELE G. BUCK	/s/ PATRICIA A. LITTLE
Michele G. Buck Chief Executive Officer (Principal Executive Officer)	Patricia A. Little Chief Financial Officer (Principal Financial Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of The Hershey Company
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of The Hershey Company (the Company) as of December 31, 2017, the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for the year ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 27, 2018 expressed an unqualified opinion thereon.
Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ ERNST & YOUNG LLP

We have served as the Company‘s auditor since 2016.

Philadelphia, Pennsylvania
February 27, 2018, except for the fourth paragraph in Note 18 and the effects of the adoption of ASU 2017-07 Compensation-Retirement Benefits (Topic 715), as reflected in Notes 1, 7, 11, 15 and 17 to the consolidated financial statements, as to which the date is May 25, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of The Hershey Company
Opinion on Internal Control over Financial Reporting
We have audited The Hershey Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, The Hershey Company (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheet of The Hershey Company (the Company) as of December 31, 2017, the related consolidated statements of income, comprehensive income, cash flows and stockholders' equity for the year ended December 31, 2017, and the related notes and financial statement schedule listed in the Index at Item 15(a)(2) and our report dated February 27, 2018, except for the fourth paragraph in Note 18 and the effects of the adoption of ASU 2017-07 Compensation-Retirement Benefits (Topic 715), as reflected in Notes 1, 7, 11, 15 and 17 to the consolidated financial statements, as to which the date is May 25, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
February 27, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
The Hershey Company:

We have audited the accompanying consolidated balance sheet of The Hershey Company and subsidiaries (the “Company”) as of December 31, 2016, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the years in the two-year period ended December 31, 2016. In connection with our audits of the consolidated financial statements, we also have audited the related consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hershey Company and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York
February 21, 2017, except for the classification adjustments to the Consolidated Statements of Cash Flows related to the adoption of Accounting Standards Update 16-009, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, described in Note 1, as to which the date is February 27, 2018 and the classification adjustments related to the adoption of Accounting Standards Update 2017-07, Compensation-Retirement Benefits (Topic 715), described in Note 1 as to which the date is May 25, 2018.

THE HERSHEY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

For the years ended December 31,	2017	2016	2015
Net sales	$7,515,426	$7,440,181	$7,386,626
Cost of sales	4,060,050	4,270,642	4,000,071
Gross profit	3,455,376	3,169,539	3,386,555
Selling, marketing and administrative expense	1,885,492	1,891,305	1,945,361
Long-lived asset impairment charges	208,712	—	—
Goodwill and indefinite-lived intangible asset impairment charges	—	4,204	280,802
Business realignment costs	47,763	18,857	84,628
Operating profit	1,313,409	1,255,173	1,075,764
Interest expense, net	98,282	90,143	105,773
Other (income) expense, net	104,459	65,549	68,144
Income before income taxes	1,110,668	1,099,481	901,847
Provision for income taxes	354,131	379,437	388,896
Net income including noncontrolling interest	756,537	720,044	512,951
Less: Net loss attributable to noncontrolling interest	(26,444)	—	—
Net income attributable to The Hershey Company	$782,981	$720,044	$512,951

Net income per share—basic:
Common stock	$3.79	$3.45	$2.40
Class B common stock	$3.44	$3.15	$2.19

Net income per share—diluted:
Common stock	$3.66	$3.34	$2.32
Class B common stock	$3.44	$3.14	$2.19

Dividends paid per share:
Common stock	$2.548	$2.402	$2.236
Class B common stock	$2.316	$2.184	$2.032

See Notes to Consolidated Financial Statements.

THE HERSHEY COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	For the years ended December 31,
	2017			2016			2015
	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount	Pre-Tax Amount	Tax (Expense) Benefit	After-Tax Amount
Net income including noncontrolling interest			$756,537			$720,044			$512,951
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$19,616	$—	19,616	$(13,041)	$—	(13,041)	$(59,707)	$—	(59,707)
Pension and post-retirement benefit plans:
Net actuarial gain (loss) and prior service cost	28,718	(10,883)	17,835	20,304	(7,776)	12,528	(5,559)	2,002	(3,557)
Reclassification to earnings	46,305	(26,497)	19,808	56,604	(21,653)	34,951	52,469	(18,910)	33,559
Cash flow hedges:
Gains (losses) on cash flow hedging derivatives	(4,931)	73	(4,858)	(52,708)	18,701	(34,007)	61,839	(23,520)	38,319
Reclassification to earnings	14,434	(3,853)	10,581	(16,482)	7,524	(8,958)	(36,634)	13,416	(23,218)
Total other comprehensive income (loss), net of tax	$104,142	$(41,160)	62,982	$(5,323)	$(3,204)	(8,527)	$12,408	$(27,012)	(14,604)
Total comprehensive income including noncontrolling interest			$819,519			$711,517			$498,347
Comprehensive loss attributable to noncontrolling interest			(25,604)			(3,664)			(2,152)
Comprehensive income attributable to The Hershey Company			$845,123			$715,181			$500,499

See Notes to Consolidated Financial Statements.

THE HERSHEY COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

December 31,	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$380,179	$296,967
Accounts receivable—trade, net	588,262	581,381
Inventories	752,836	745,678
Prepaid expenses and other	280,633	192,752
Total current assets	2,001,910	1,816,778
Property, plant and equipment, net	2,106,697	2,177,248
Goodwill	821,061	812,344
Other intangibles	369,156	492,737
Other assets	251,879	168,365
Deferred income taxes	3,023	56,861
Total assets	$5,553,726	$5,524,333
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$523,229	$522,536
Accrued liabilities	676,134	750,986
Accrued income taxes	17,723	3,207
Short-term debt	559,359	632,471
Current portion of long-term debt	300,098	243
Total current liabilities	2,076,543	1,909,443
Long-term debt	2,061,023	2,347,455
Other long-term liabilities	438,939	400,161
Deferred income taxes	45,656	39,587
Total liabilities	4,622,161	4,696,646

Stockholders’ equity:
The Hershey Company stockholders’ equity
Preferred stock, shares issued: none in 2017 and 2016	—	—
Common stock, shares issued: 299,281,967 in 2017 and 2016	299,281	299,281
Class B common stock, shares issued: 60,619,777 in 2017 and 2016	60,620	60,620
Additional paid-in capital	924,978	869,857
Retained earnings	6,371,082	6,115,961
Treasury—common stock shares, at cost: 149,040,927 in 2017 and 147,642,009 in 2016	(6,426,877)	(6,183,975)
Accumulated other comprehensive loss	(313,746)	(375,888)
Total—The Hershey Company stockholders’ equity	915,338	785,856
Noncontrolling interest in subsidiary	16,227	41,831
Total stockholders’ equity	931,565	827,687
Total liabilities and stockholders’ equity	$5,553,726	$5,524,333

See Notes to Consolidated Financial Statements.

THE HERSHEY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

For the years ended December 31,	2017	2016	2015
Operating Activities
Net income including noncontrolling interest	$756,537	$720,044	$512,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	261,853	301,837	244,928
Stock-based compensation expense	51,061	54,785	51,533
Deferred income taxes	18,582	(38,097)	(38,537)
Impairment of goodwill, indefinite and long-lived assets (see Notes 3 and 7)	208,712	4,204	280,802
Loss on early extinguishment of debt (see Note 4)	—	—	28,326
Write-down of equity investments	66,209	43,482	39,489
Gain on settlement of SGM liability (see Note 2)	—	(26,650)	—
Other	77,291	51,375	28,467
Changes in assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable—trade, net	(6,881)	21,096	(24,440)
Inventories	(71,404)	13,965	52,049
Prepaid expenses and other current assets	18,214	(42,955)	118,007
Accounts payable and accrued liabilities	(52,960)	(63,467)	9,574
Accrued income taxes	(71,027)	(937)	36,848
Contributions to pension and other benefit plans	(56,433)	(41,697)	(53,273)
Other assets and liabilities	49,761	16,443	(30,413)
Net cash provided by operating activities	1,249,515	1,013,428	1,256,311
Investing Activities
Capital additions (including software)	(257,675)	(269,476)	(356,810)
Proceeds from sales of property, plant and equipment	7,609	3,651	1,205
Proceeds from sale of business	—	—	32,408
Equity investments in tax credit qualifying partnerships	(78,598)	(44,255)	(30,720)
Business acquisitions, net of cash and cash equivalents acquired	—	(285,374)	(218,654)
Sale of short-term investments	—	—	95,316
Net cash used in investing activities	(328,664)	(595,454)	(477,255)
Financing Activities
Net (decrease) increase in short-term debt	(81,426)	275,607	10,720
Long-term borrowings	954	792,953	599,031
Repayment of long-term debt	—	(500,000)	(355,446)
Payment of SGM liability (see Note 2)	—	(35,762)	—
Cash dividends paid	(526,272)	(499,475)	(476,132)
Repurchase of common stock	(300,312)	(592,550)	(582,623)
Exercise of stock options	63,288	94,831	55,703
Other	—	—	(48,270)
Net cash used in financing activities	(843,768)	(464,396)	(797,017)
Effect of exchange rate changes on cash and cash equivalents	6,129	(3,140)	(10,364)
Increase (decrease) in cash and cash equivalents	83,212	(49,562)	(28,325)
Cash and cash equivalents, beginning of period	296,967	346,529	374,854
Cash and cash equivalents, end of period	$380,179	$296,967	$346,529
Supplemental Disclosure
Interest paid (excluding loss on early extinguishment of debt in 2015)	$101,874	$90,951	$88,448
Income taxes paid	351,832	425,539	368,926

See Notes to Consolidated Financial Statements.

THE HERSHEY COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Preferred Stock	Common Stock	Class B Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Common Stock	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Subsidiaries	Total Stockholders’ Equity
Balance, January 1, 2015	$—	$299,281	$60,620	$754,186	$5,860,784	$(5,161,236)	$(358,573)	$64,468	$1,519,530
Net income					512,951				512,951
Other comprehensive loss							(12,452)	(2,152)	(14,604)
Dividends:
Common Stock, $2.236 per share					(352,953)				(352,953)
Class B Common Stock, $2.032 per share					(123,179)				(123,179)
Stock-based compensation				50,722					50,722
Exercise of stock options and incentive-based transactions				8,204		71,500			79,704
Repurchase of common stock						(582,623)			(582,623)
Impact of reclassifications to and purchase of redeemable noncontrolling interest				(29,235)				(13,428)	(42,663)
Earnings of noncontrolling interests								577	577
Balance, December 31, 2015	—	299,281	60,620	783,877	5,897,603	(5,672,359)	(371,025)	49,465	1,047,462
Net income					720,044				720,044
Other comprehensive loss							(4,863)	(3,664)	(8,527)
Dividends (including dividend equivalents):
Common Stock, $2.402 per share					(369,292)				(369,292)
Class B Common Stock, $2.184 per share					(132,394)				(132,394)
Stock-based compensation				54,429					54,429
Exercise of stock options and incentive-based transactions				31,551		80,934			112,485
Repurchase of common stock						(592,550)			(592,550)
Loss of noncontrolling interest								(3,970)	(3,970)
Balance, December 31, 2016	—	299,281	60,620	869,857	6,115,961	(6,183,975)	(375,888)	41,831	827,687
Net income (loss)					782,981			(26,444)	756,537
Other comprehensive income							62,142	840	62,982
Dividends (including dividend equivalents):
Common Stock, $2.548 per share					(387,466)				(387,466)
Class B Common Stock, $2.316 per share					(140,394)				(140,394)
Stock-based compensation				49,243					49,243
Exercise of stock options and incentive-based transactions				5,878		57,410			63,288
Repurchase of common stock						(300,312)			(300,312)
Balance, December 31, 2017	$—	$299,281	$60,620	$924,978	$6,371,082	$(6,426,877)	$(313,746)	$16,227	$931,565

See Notes to Consolidated Financial Statements.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share data or if otherwise indicated)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
The Hershey Company together with its wholly-owned subsidiaries and entities in which it has a controlling interest,(the “Company,” “Hershey,” “we” or “us”) is a global confectionery leader known for its branded portfolio of chocolate, sweets, mints and other great-tasting snacks. The Company has more than 80 brands worldwide including such iconic brand names as Hershey’s, Reese’s, Kisses, Jolly Rancher and Ice Breakers, which are marketed, sold and distributed in approximately 80 countries worldwide. Hershey is focused on growing its presence in key international markets while continuing to build its competitive advantage in North America. The Company currently operates through two reportable segments that are aligned with its management structure and the key markets it serves: North America and International and Other. For additional information on our segment presentation, see Note 11.
Basis of Presentation
Our consolidated financial statements include the accounts of The Hershey Company and its majority-owned or controlled subsidiaries. Intercompany transactions and balances have been eliminated. We have a controlling financial interest if we own a majority of the outstanding voting common stock and minority shareholders do not have substantive participating rights, we have significant control through contractual or economic interests in which we are the primary beneficiary or we have the power to direct the activities that most significantly impact the entity's economic performance. Net income (loss) attributable to noncontrolling interests in 2016 and 2015 was not considered significant and was recorded within selling, marketing and administrative expense in the Consolidated Statements of Income. See Note 12 for additional information on our noncontrolling interest. We use the equity method of accounting when we have a 20% to 50% interest in other companies and exercise significant influence. In addition, we use the equity method of accounting for our investments in partnership entities which make equity investments in projects eligible to receive federal historic and energy tax credits. See Note 8 for additional information on our equity investments in partnership entities qualifying for tax credits.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Our significant estimates and assumptions include, among others, pension and other post-retirement benefit plan assumptions, valuation assumptions of goodwill and other intangible assets, useful lives of long-lived assets, marketing and trade promotion accruals and income taxes. These estimates and assumptions are based on management’s best judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and the effects of any revisions are reflected in the consolidated financial statements in the period that they are determined. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
Revenue Recognition
We record sales when all of the following criteria have been met:

●	A valid customer order with a fixed price has been received;
●	The product has been delivered to the customer;
●	There is no further significant obligation to assist in the resale of the product; and
●	Collectability is reasonably assured.
Net sales include revenue from the sale of finished goods and royalty income, net of allowances for trade promotions, consumer coupon programs and other sales incentives, and allowances and discounts associated with aged or potentially unsaleable products. Trade promotions and sales incentives primarily include reduced price features,

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

merchandising displays, sales growth incentives, new item allowances and cooperative advertising. Sales, use, value-added and other excise taxes are not recognized in revenue.
In 2017, 2016 and 2015, approximately 29%, 25% and 26%, respectively, of our consolidated net sales were made to McLane Company, Inc., one of the largest wholesale distributors in the United States to convenience stores, drug stores, wholesale clubs and mass merchandisers and the primary distributor of our products to Wal-Mart Stores, Inc.
Cost of Sales
Cost of sales represents costs directly related to the manufacture and distribution of our products. Primary costs include raw materials, packaging, direct labor, overhead, shipping and handling, warehousing and the depreciation of manufacturing, warehousing and distribution facilities. Manufacturing overhead and related expenses include salaries, wages, employee benefits, utilities, maintenance and property taxes.
Selling, Marketing and Administrative Expense
Selling, marketing and administrative expense (“SM&A”) represents costs incurred in generating revenues and in managing our business. Such costs include advertising and other marketing expenses, selling expenses, research and development, administrative and other indirect overhead costs, amortization of capitalized software and intangible assets and depreciation of administrative facilities.  Research and development costs, charged to expense as incurred, totaled $45,850 in 2017, $47,268 in 2016 and $49,281 in 2015. Advertising expense is also charged to expense as incurred and totaled $541,293 in 2017, $521,479 in 2016 and $561,644 in 2015. Prepaid advertising expense was $56 and $651 as of December 31, 2017 and 2016, respectively.
Cash Equivalents
Cash equivalents consist of highly liquid debt instruments, time deposits and money market funds with original maturities of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.
Short-term Investments
Short-term investments consist of bank term deposits that have original maturity dates ranging from greater than three months to twelve months. Short-term investments are carried at cost, which approximates fair value.
Accounts Receivable—Trade
In the normal course of business, we extend credit to customers that satisfy pre-defined credit criteria, based upon the results of our recurring financial account reviews and our evaluation of current and projected economic conditions. Our primary concentrations of credit risk are associated with McLane Company, Inc. and Target Corporation, two customers served principally by our North America segment. As of December 31, 2017, McLane Company, Inc. accounted for approximately 24% of our total accounts receivable. Target Corporation accounted for approximately 11% of our total accounts receivable as of December 31, 2017. No other customer accounted for more than 10% of our year-end accounts receivable. We believe that we have little concentration of credit risk associated with the remainder of our customer base. Accounts receivable-trade in the Consolidated Balance Sheets is presented net of allowances for bad debts and anticipated discounts of $41,792 and $40,153 at December 31, 2017 and 2016, respectively.
Inventories
Inventories are valued at the lower of cost or market value, adjusted for the value of inventory that is estimated to be excess, obsolete or otherwise unsaleable. As of December 31, 2017, approximately 59% of our inventories, representing the majority of our U.S. inventories, were valued under the last-in, first-out (“LIFO”) method. The remainder of our inventories in the U.S. and inventories for our international businesses are valued at the lower of first-in, first-out (“FIFO”) cost or market. LIFO cost of inventories valued using the LIFO method was $443,492 as of December 31, 2017 and $402,919 as of December 31, 2016. The adjustment to LIFO, as shown in Note 16, approximates the excess of replacement cost over the stated LIFO inventory value. The net impact of LIFO acquisitions and liquidations was not material to 2017, 2016 or 2015.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Property, Plant and Equipment
Property, plant and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, as follows: 3 to 15 years for machinery and equipment; and 25 to 40 years for buildings and related improvements. At December 31, 2017 and December 31, 2016, property, plant and equipment includes assets under capital lease arrangements with net book values totaling $116,843 and $104,503, respectively. Total depreciation expense for the years ended December 31, 2017, 2016 and 2015 was $211,592, $231,735 and $197,054, respectively, and includes depreciation on assets recorded under capital lease arrangements. Maintenance and repairs are expensed as incurred. We capitalize applicable interest charges incurred during the construction of new facilities and production lines and amortize these costs over the assets’ estimated useful lives.
We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated. If these assets are considered to be impaired, we measure impairment as the amount by which the carrying amount of the assets exceeds the fair value of the assets. We report assets held for sale or disposal at the lower of the carrying amount or fair value less cost to sell.
We assess asset retirement obligations on a periodic basis and recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. We capitalize associated asset retirement costs as part of the carrying amount of the long-lived asset.
Computer Software
We capitalize costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and it is probable the software being developed will be completed and placed in service. Capitalized costs include only (i) external direct costs of materials and services consumed in developing or obtaining internal-use software, (ii) payroll and other related costs for employees who are directly associated with and who devote time to the internal-use software project and (iii) interest costs incurred, when material, while developing internal-use software. We cease capitalization of such costs no later than the point at which the project is substantially complete and ready for its intended purpose.
The unamortized amount of capitalized software totaled $104,881 and $95,301 at December 31, 2017 and 2016, respectively. We amortize software costs using the straight-line method over the expected life of the software, generally 3 to 7 years. Accumulated amortization of capitalized software was $296,042 and $322,807 as of December 31, 2017 and 2016, respectively. Such amounts are recorded within other assets in the Consolidated Balance Sheets.
We review the carrying value of software and development costs for impairment in accordance with our policy pertaining to the impairment of long-lived assets.
Goodwill and Other Intangible Assets
Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Our annual impairment tests are conducted at the beginning of the fourth quarter. We test goodwill for impairment by performing either a qualitative or quantitative assessment. If we choose to perform a qualitative assessment, we evaluate economic, industry and company-specific factors in assessing the fair value of the related reporting unit. If we determine that it is more likely than not that the fair value of the reporting unit is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. For those reporting units tested using a quantitative approach, we compare the fair value of each reporting unit with the carrying amount of the reporting unit, including goodwill. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, impairment is indicated, requiring recognition of a goodwill impairment charge for the differential (up to the carrying value of goodwill). We test individual indefinite-lived intangible assets by comparing the estimated fair values with the book values of each asset.
We determine the fair value of our reporting units and indefinite-lived intangible assets using an income approach. Under the income approach, we calculate the fair value of our reporting units and indefinite-lived intangible assets based on the present value of estimated future cash flows. Considerable management judgment is necessary to

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

evaluate the impact of operating and macroeconomic changes and to estimate the future cash flows used to measure fair value. Our estimates of future cash flows consider past performance, current and anticipated market conditions and internal projections and operating plans which incorporate estimates for sales growth and profitability, and cash flows associated with taxes and capital spending. Additional assumptions include forecasted growth rates, estimated discount rates, which may be risk-adjusted for the operating market of the reporting unit, and estimated royalty rates that would be charged for comparable branded licenses. We believe such assumptions also reflect current and anticipated market conditions and are consistent with those that would be used by other marketplace participants for similar valuation purposes. Such assumptions are subject to change due to changing economic and competitive conditions. See Note 3 for additional information regarding the results of impairment tests.
The cost of intangible assets with finite useful lives is amortized on a straight-line basis. Our finite-lived intangible assets consist primarily of certain trademarks, customer-related intangible assets and patents obtained through business acquisitions, which are amortized over estimated useful lives of approximately 25 years, 15 years, and 5 years, respectively. If certain events or changes in operating conditions indicate that the carrying value of these assets, or related asset groups, may not be recoverable, we perform an impairment assessment and may adjust the remaining useful lives.
Currency Translation
The financial statements of our foreign entities with functional currencies other than the U.S. dollar are translated into U.S. dollars, with the resulting translation adjustments recorded as a component of other comprehensive income (loss). Assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, while income and expense items are translated using the average exchange rates during the period.
Derivative Instruments
We use derivative instruments principally to offset exposure to market risks arising from changes in commodity prices, foreign currency exchange rates and interest rates. See Note 5 for additional information on our risk management strategy and the types of instruments we use.
Derivative instruments are recognized on the balance sheet at their fair values. When we become party to a derivative instrument and intend to apply hedge accounting, we designate the instrument for financial reporting purposes as a cash flow or fair value hedge. The accounting for changes in fair value (gains or losses) of a derivative instrument depends on whether we have designated it and it qualified as part of a hedging relationship, as noted below:

•
Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded in accumulated other comprehensive income (“AOCI”) to the extent effective and reclassified into earnings in the same period or periods during which the transaction hedged by that derivative also affects earnings.

•
Changes in the fair value of a derivative that is designated as a fair value hedge, along with the offsetting loss or gain on the hedged asset or liability that is attributable to the risk being hedged, are recorded in earnings, thereby reflecting in earnings the net extent to which the hedge is not effective in achieving offsetting changes in fair value.

•	Changes in the fair value of a derivative not designated as a hedging instrument are recognized in earnings in cost of sales or SM&A, consistent with the related exposure.
For derivatives designated as hedges, we assess, both at the hedge's inception and on an ongoing basis, whether they are highly effective in offsetting changes in fair values or cash flows of hedged items. The ineffective portion, if any, is recorded directly in earnings. In addition, if we determine that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively.
We do not hold or issue derivative instruments for trading or speculative purposes and are not a party to any instruments with leverage or prepayment features.
Cash flows related to the derivative instruments we use to manage interest, commodity or other currency exposures are classified as operating activities.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Reclassifications
Certain prior period amounts have been reclassified to conform to current year presentation. Specifically, this includes amounts reclassified to conform to the current year presentation in the Consolidated Statements of Cash Flows.
Recent Accounting Pronouncements
Recent Accounting Pronouncement Retrospectively Adopted
The Company is filing this Current Report on Form 8-K solely to recast certain information in the 2017 Form 10-K in connection with the retrospective adoption of one new Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”), as described below. The effects of the adoption of this ASU have also been reflected in Notes 7, 11, 15 and 17.
In March 2017, the FASB issued ASU No. 2017-07, Compensation-Retirement Benefits (Topic 715). This ASU requires an employer to report the service cost component of net benefit cost in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if presented, or disclosed separately. In addition, only the service cost component may be eligible for capitalization where applicable. The amendments should be applied on a retrospective basis. We adopted the provisions of this ASU retrospectively using the previously disclosed service cost and other costs from our prior year pension and other post-retirement benefit plan footnote, and accordingly, the Consolidated Statements of Income for the years ended December 31, 2017, 2016 and 2015 were recast.  The impact to our Consolidated Statements of Income, as a result of adopting this ASU, was as follows:

For the years ended December 31,	2017	2016	2015
Reclassified from:
Cost of sales	$10,857	$11,648	$3,880
Selling, marketing and administrative expense	27,911	24,073	23,947
Business realignment costs	—	13,669	10,178
Reclassified to Other (income) expense, net	$38,768	$49,390	$38,005
The adoption of this ASU had no impact on our consolidated balance sheets or statements of cash flows.
Recently Adopted Accounting Pronouncements
In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. We adopted the provisions of this ASU in the first quarter of 2017. This update principally affects the recognition of excess tax benefits and deficiencies and the cash flow classification of share-based compensation-related transactions. The requirement to recognize excess tax benefits and deficiencies as income tax expense or benefit in the income statement was applied prospectively, with a benefit of $11,745 recognized during the year ended December 31, 2017. Additionally, within the Consolidated Statement of Cash Flows, the impact of the adoption resulted in a $24,901 increase in net cash flow from operating activities and a corresponding decrease in net cash flow from financing activities for the year ended December 31, 2017. These classification requirements were adopted retrospectively to the Consolidated Statement of Cash Flows. As a result, for the year ended December 31, 2016, the impact resulted in a $29,953 increase in net cash flow from operating activities and a corresponding $29,953 decrease in net cash flow from financing activities. For the year ended December 31, 2015, the impact resulted in a $41,855 increase in net cash flow from operating activities and a corresponding $41,855 decrease in net cash flow from financing activities.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU eliminated Step 2 from the goodwill impairment test, which required a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value. ASU 2017-04 is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Entities are permitted to adopt the standard early for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We early-adopted the provisions of this ASU in the fourth quarter of 2017 in conjunction with our annual impairment testing. The adoption had no impact on our Consolidated Financial Statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that supersedes most current revenue recognition guidance. This guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. The new standard was originally effective for us on January 1, 2017; however, in July 2015 the FASB decided to defer the effective date by one year. Early application is not permitted, but reporting entities may choose to adopt the standard as of the original effective date. The standard permits the use of either the full retrospective or modified retrospective transition method. We have concluded our assessment of the new standard and will be adopting the provisions of this ASU in the first quarter of 2018 utilizing the modified retrospective transition method. The adoption of the new standard will not have a material impact on our Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU will require lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. This ASU also requires certain quantitative and qualitative disclosures. Accounting guidance for lessors is largely unchanged. The amendments should be applied on a modified retrospective basis. ASU 2016-02 is effective for us beginning January 1, 2019. We are in the process of developing an inventory of our lease arrangements in order to determine the impact that the adoption of ASU 2016-02 will have on our consolidated financial statements and related disclosures. Based on our assessment to date, we expect adoption of this standard to result in a material increase in lease-related assets and liabilities on our Consolidated Balance Sheets; however, we do not expect it to have a significant impact on our Consolidated Statements of Income or Cash Flows.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which amends ASC 815. The purpose of this ASU is to better align accounting rules with a company’s risk management activities and financial reporting for hedging relationships, better reflect economic results of hedging in financial statements, simplify hedge accounting requirements and improve the disclosures of hedging arrangements. The amendment should be applied using the modified retrospective transition method. ASU 2017-12 is effective for annual periods beginning after December 15, 2018 and interim periods within those annual periods, with early adoption permitted. We intend to adopt the provisions of this ASU in the first quarter of 2018. We believe the adoption of the new standard will not have a material impact on our Consolidated Financial Statements.
No other new accounting pronouncement issued or effective during the fiscal year had or is expected to have a material impact on our consolidated financial statements or disclosures.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

2. BUSINESS ACQUISITIONS AND DIVESTITURES
Acquisitions of businesses are accounted for as purchases and, accordingly, the results of operations of the businesses acquired have been included in the consolidated financial statements since the respective dates of the acquisitions. The purchase price for each acquisition is allocated to the assets acquired and liabilities assumed.
2016 Activity
Ripple Brand Collective, LLC
On April 26, 2016, we completed the acquisition of all of the outstanding shares of Ripple Brand Collective, LLC, a privately held company that owned the barkTHINS mass premium chocolate snacking brand. The barkTHINS brand is largely sold in the United States in take-home resealable packages and is available in the club channel, as well as select natural and conventional grocers.
The purchase consideration was allocated to assets acquired and liabilities assumed based on their respective fair values as follows:

Goodwill	$128,110
Trademarks	91,200
Other intangible assets	60,900
Other assets, primarily current assets, net of cash acquired totaling $674	12,375
Current liabilities	(7,211)
Net assets acquired	$285,374
Goodwill is calculated as the excess of the purchase price over the fair value of the net assets acquired. The goodwill resulting from the acquisition is attributable primarily to the value of leveraging our brand building expertise, consumer insights, supply chain capabilities and retail relationships to accelerate growth and access to barkTHINS products. Acquired trademarks were assigned estimated useful lives of 27 years, while other intangibles, including customer relationships and covenants not to compete, were assigned estimated useful lives ranging from 2 to 14 years. The recorded goodwill, trademarks and other intangibles are expected to be deductible for tax purposes.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Shanghai Golden Monkey
In September 2014, we completed the acquisition of 80% of the outstanding shares of Shanghai Golden Monkey Food Joint Stock Co., Ltd. (“SGM”), a confectionery company based in Shanghai, China, whose product line is primarily sold through traditional trade channels. The acquisition was undertaken in order to leverage these traditional trade channels, which complemented our traditional China chocolate business that has historically been primarily distributed through Tier 1 or hypermarket channels.
On February 3, 2016, we completed the purchase of the remaining 20% of the outstanding shares of SGM for cash consideration totaling $35,762, pursuant to a new agreement entered into during the fourth quarter of 2015 with the selling SGM shareholders which revised the originally-agreed purchase price for these shares. For accounting purposes, we treated the acquisition as if we had acquired 100% at the initial acquisition date in 2014 and financed the payment for the remaining 20% of the outstanding shares. Therefore, the cash settlement of the liability for the purchase of these remaining shares is reflected within the financing section of the Consolidated Statements of Cash Flows.
The final settlement also resulted in an extinguishment gain of $26,650 representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares. This gain is recorded within non-operating other (income) expense, net within the Consolidated Statements of Income.
2015 Activity
KRAVE Pure Foods
In March 2015, we completed the acquisition of all of the outstanding shares of KRAVE Pure Foods, Inc. (“Krave”), the Sonoma, California based manufacturer of Krave, a leading all-natural brand of premium meat snack products. The transaction was undertaken to allow Hershey to tap into the rapidly growing meat snacks category and further expand into the broader snacks space.
Total purchase consideration included cash consideration of $220,016, as well as agreement to pay additional cash consideration of up to $20,000 to the Krave shareholders if certain defined targets related to net sales and gross profit margin are met or exceeded during the twelve-month periods ending December 31, 2015 or March 31, 2016. The fair value of the contingent cash consideration was classified as a liability of $16,800 as of the acquisition date. Based on revised targets in a subsequent agreement with the Krave shareholders, the fair value was reduced over the second and third quarters of 2015 to $10,000, with the adjustment to fair value recorded within selling, marketing and administrative expenses. The remaining $10,000 was paid in December 2015.
The purchase consideration was allocated to assets acquired and liabilities assumed based on their respective fair values as follows:

Goodwill	$147,089
Trademarks	112,000
Other intangible assets	17,000
Other assets, primarily current assets, net of cash acquired totaling $1,362	9,465
Current liabilities	(2,756)
Non-current deferred tax liabilities	(47,344)
Net assets acquired	$235,454
Goodwill was calculated as the excess of the purchase price over the fair value of the net assets acquired. The goodwill resulting from the acquisition was attributable primarily to the value of leveraging our brand building expertise, consumer insights, supply chain capabilities and retail relationships to accelerate growth and access to Krave products. The recorded goodwill is not expected to be deductible for tax purposes.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Mauna Loa
In December 2014, we entered into an agreement to sell the Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), a business that had historically been reported within our North America segment. The transaction closed in the first quarter of 2015, resulting in proceeds, net of selling expenses and an estimated working capital adjustment, of $32,408. The sale of Mauna Loa resulted in the recording of an additional loss on sale of $2,667 in the first quarter of 2015, based on updates to the selling expenses and tax benefits. The loss on the sale is reflected within business realignment costs in the Consolidated Statements of Income.
3. GOODWILL AND INTANGIBLE ASSETS
The changes in the carrying value of goodwill by reportable segment for the years ended December 31, 2017 and 2016 are as follows:

	North America	International and Other	Total
Goodwill	$667,056	$379,544	$1,046,600
Accumulated impairment loss	(4,973)	(357,375)	(362,348)
Balance at January 1, 2016	662,083	22,169	684,252
Acquired during the period (see Note 2)	128,110	—	128,110
Foreign currency translation	1,997	(2,015)	(18)
Balance at December 31, 2016	792,190	20,154	812,344
Foreign currency translation	7,739	978	8,717
Balance at December 31, 2017	$799,929	$21,132	$821,061
We had no goodwill impairment charges in 2017 or 2016. In 2015, we recorded goodwill impairment charges totaling $280,802, which resulted from our interim reassessment of the valuation of the SGM business, coupled with a write-down of goodwill attributed to the China chocolate business in connection with the SGM acquisition, as discussed below.
In 2015, since the SGM business had been performing below expectations, with net sales and earnings levels well below pre-acquisition levels, we performed an interim impairment test of the SGM reporting unit as of July 5, 2015 using an income approach based on our estimates of future performance scenarios for the business. The results of this test indicated that the fair value of the reporting unit was less than the carrying amount as of the measurement date, suggesting that a goodwill impairment was probable, which required us to perform a second step analysis to confirm that an impairment exists and to determine the amount of the impairment based on our reassessed value of the reporting unit. Although preliminary, as a result of this reassessment, in the second quarter of 2015 we recorded an estimated $249,811 non-cash goodwill impairment charge, representing a write-down of all of the goodwill related to the SGM reporting unit as of July 5, 2015. During the third quarter of 2015, we increased the value of acquired goodwill by $16,599, with the corresponding offset principally represented by the establishment of additional opening balance sheet liabilities. We also finalized the impairment test of the goodwill relating to the SGM reporting unit, which resulted in a write-off of this additional goodwill in the third quarter, for a total impairment of $266,409. At this time, we also tested the other long-lived assets of SGM for recoverability by comparing the sum of the undiscounted cash flows to the carrying value of the asset group, and no impairment was indicated.
In connection with the 2014 SGM acquisition, we assigned approximately $15,000 of goodwill to our existing China chocolate business, as this reporting unit was expected to benefit from acquisition synergies relating to the sale of Golden Monkey-branded product through its Tier 1 and hypermarket distributor networks. As the net sales and earnings of our China business continued to be adversely impacted by macroeconomic challenges and changing consumer shopping behavior through the third quarter of 2015, we determined that an interim impairment test of the goodwill in this reporting unit was also required. We performed the first step of this test in the third quarter of 2015 using an income approach based on our estimates of future performance scenarios for the business. The results of this test suggested that a goodwill impairment was probable, and the conclusions of the second step analysis resulted in a write-down of $14,393, representing the full value of goodwill attributed to this reporting unit as of October 4, 2015.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The following table provides the gross carrying amount and accumulated amortization for each major class of intangible asset:

December 31,	2017		2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization:
Trademarks	$277,473	$(37,510)	$317,023	$(30,458)
Customer-related	128,182	(34,659)	200,409	(36,482)
Patents	17,009	(15,975)	16,426	(13,700)
Total	422,664	(88,144)	533,858	(80,640)

Intangible assets not subject to amortization:
Trademarks	34,636		39,519
Total other intangible assets	$369,156		$492,737

As discussed in Note 7, in February 2017, we commenced the Margin for Growth Program which includes an initiative to optimize the manufacturing operations supporting our China business.  We deemed this to be a triggering event requiring us to test our China long-lived asset group for impairment by first determining whether the carrying value of the asset group was recovered by our current estimates of future cash flows associated with the asset group. Because this assessment indicated that the carrying value was not recoverable, we calculated an impairment loss as the excess of the asset group's carrying value over its fair value. The resulting impairment loss was allocated to the asset group's long-lived assets. Therefore, as a result of this testing, during the first quarter of 2017, we recorded an impairment charge totaling $105,992 representing the portion of the impairment loss that was allocated to the distributor relationship and trademark intangible assets that had been recognized in connection with the 2014 SGM acquisition.

In connection with our annual impairment testing of indefinite lived intangible assets for 2016, we recognized a trademark impairment charge of $4,204, primarily resulting from plans to discontinue a brand sold in India.
Total amortization expense for the years ended December 31, 2017, 2016 and 2015 was $23,376, $26,687 and $22,306, respectively.
Amortization expense for the next five years, based on current intangible balances, is estimated to be as follows:

Year ending December 31,	2018	2019	2020	2021	2022
Amortization expense	$20,529	$19,599	$19,360	$19,345	$19,345
4. SHORT AND LONG-TERM DEBT
Short-term Debt
As a source of short-term financing, we utilize cash on hand and commercial paper or bank loans with an original maturity of three months or less. We maintain a $1.0 billion unsecured revolving credit facility, which currently expires in November 2020. This agreement also includes an option to increase borrowings by an additional $400 million with the consent of the lenders.
The unsecured committed revolving credit agreement contains a financial covenant whereby the ratio of (a) pre-tax income from operations from the most recent four fiscal quarters to (b) consolidated interest expense for the most recent four fiscal quarters may not be less than 2.0 to 1.0 at the end of each fiscal quarter. The credit agreement also contains customary representations, warranties and events of default. Payment of outstanding advances may be accelerated, at the option of the lenders, should we default in our obligation under the credit agreement. As of December 31, 2017, we complied with all customary affirmative and negative covenants and the financial covenant pertaining to our credit agreement. There were no significant compensating balance agreements that legally restricted these funds.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

In addition to the revolving credit facility, we maintain lines of credit with domestic and international commercial banks. Our credit limit in various currencies was $440,148 at December 31, 2017 and $504,237 at December 31, 2016. These lines permit us to borrow at the respective banks’ prime commercial interest rates, or lower. We had short-term foreign bank loans against these lines of credit for $110,684 at December 31, 2017 and $158,805 at December 31, 2016. Commitment fees relating to our revolving credit facility and lines of credit are not material.
At December 31, 2017, we had outstanding commercial paper totaling $448,675, at a weighted average interest rate of 1.4%. At December 31, 2016, we had outstanding commercial paper totaling $473,666, at a weighted average interest rate of 0.6%.
The maximum amount of short-term borrowings outstanding during 2017 was $815,588. The weighted-average interest rate on short-term borrowings outstanding was 1.7% as of December 31, 2017 and 1.0% as of December 31, 2016.
Long-term Debt
Long-term debt consisted of the following:

December 31,	2017	2016
1.60% Notes due 2018	$300,000	$300,000
4.125% Notes due 2020	350,000	350,000
8.8% Debentures due 2021	84,715	84,715
2.625% Notes due 2023	250,000	250,000
3.20% Notes due 2025	300,000	300,000
2.30% Notes due 2026	500,000	500,000
7.2% Debentures due 2027	193,639	193,639
3.375% Notes due 2046	300,000	300,000
Capital lease obligations	99,194	83,619
Net impact of interest rate swaps, debt issuance costs and unamortized debt discounts	(16,427)	(14,275)
Total long-term debt	2,361,121	2,347,698
Less—current portion	300,098	243
Long-term portion	$2,061,023	$2,347,455
In September 2016, we repaid $250,000 of 5.45% Notes due in 2016 upon their maturity. In November 2016, we repaid $250,000 of 1.50% Notes due in 2016 upon their maturity. In August 2016, we issued $500,000 of 2.30% Notes due in 2026 and $300,000 of 3.375% Notes due in 2046 (the "Notes"). Proceeds from the issuance of the Notes, net of discounts and issuance costs, totaled $792,953. The Notes were issued under a shelf registration statement on Form S-3 filed in June 2015 that registered an indeterminate amount of debt securities.
In August 2015, we paid $100,165 to repurchase $71,646 of our long-term debt as part of a cash tender offer, consisting of $15,285 of our 8.80% Debentures due in 2021 and $56,361 of our 7.20% Debentures due in 2027. We used a portion of the proceeds from the Notes issued in August 2015 to fund the repurchase. As a result of the repurchase, we recorded interest expense of $28,326 which represented the premium paid for the tender offer as well as the write-off of the related unamortized debt discount and debt issuance costs. Upon extinguishment of the debt, we unwound the fixed-to-floating interest rate swaps related to the tendered bonds and recognized a gain of $278 currently in interest expense resulting from the hedging instruments.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Aggregate annual maturities of our long-term Notes (excluding capital lease obligations and net impact of interest rate swaps, debt issuance costs and unamortized debt discounts) are as follows for the years ending December 31:

2018	$300,098
2019	—
2020	350,000
2021	84,715
2022	—
Thereafter	1,543,639
Our debt is principally unsecured and of equal priority. None of our debt is convertible into our Common Stock.
Interest Expense
Net interest expense consists of the following:

For the years ended December 31,	2017	2016	2015
Interest expense	$104,232	$97,851	$93,520
Capitalized interest	(4,166)	(5,903)	(12,537)
Loss on extinguishment of debt	—	—	28,326
Interest expense	100,066	91,948	109,309
Interest income	(1,784)	(1,805)	(3,536)
Interest expense, net	$98,282	$90,143	$105,773
5. DERIVATIVE INSTRUMENTS
We are exposed to market risks arising principally from changes in foreign currency exchange rates, interest rates and commodity prices. We use certain derivative instruments to manage these risks. These include interest rate swaps to manage interest rate risk, foreign currency forward exchange contracts to manage foreign currency exchange rate risk, and commodities futures and options contracts to manage commodity market price risk exposures.
In entering into these contracts, we have assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. We mitigate this risk by entering into exchanged-traded contracts with collateral posting requirements and/or by performing financial assessments prior to contract execution, conducting periodic evaluations of counterparty performance and maintaining a diverse portfolio of qualified counterparties. We do not expect any significant losses from counterparty defaults.
Commodity Price Risk
We enter into commodities futures and options contracts and other commodity derivative instruments to reduce the effect of future price fluctuations associated with the purchase of raw materials, energy requirements and transportation services. We generally hedge commodity price risks for 3- to 24-month periods. Our open commodity derivative contracts had a notional value of $405,288 as of December 31, 2017 and $739,374 as of December 31, 2016.

Derivatives used to manage commodity price risk are not designated for hedge accounting treatment. Therefore, the changes in fair value of these derivatives are recorded as incurred within cost of sales. As discussed in Note 11, we define our segment income to exclude gains and losses on commodity derivatives until the related inventory is sold, at which time the related gains and losses are reflected within segment income.  This enables us to continue to align the derivative gains and losses with the underlying economic exposure being hedged and thereby eliminate the mark-to-market volatility within our reported segment income.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Foreign Exchange Price Risk
We are exposed to foreign currency exchange rate risk related to our international operations, including non-functional currency intercompany debt and other non-functional currency transactions of certain subsidiaries. Principal currencies hedged include the euro, Canadian dollar, Japanese yen, and Brazilian real. We typically utilize foreign currency forward exchange contracts to hedge these exposures for periods ranging from 3 to 12 months. The contracts are either designated as cash flow hedges or are undesignated. The net notional amount of foreign exchange contracts accounted for as cash flow hedges was $135,962 at December 31, 2017 and $68,263 at December 31, 2016. The effective portion of the changes in fair value on these contracts is recorded in other comprehensive income and reclassified into earnings in the same period in which the hedged transactions affect earnings. The net notional amount of foreign exchange contracts that are not designated as accounting hedges was $2,791 at December 31, 2017 and December 31, 2016, respectively. The change in fair value on these instruments is recorded directly in cost of sales or selling, marketing and administrative expense, depending on the nature of the underlying exposure.
Interest Rate Risk
We manage our targeted mix of fixed and floating rate debt with debt issuances and by entering into fixed-to-floating interest rate swaps in order to mitigate fluctuations in earnings and cash flows that may result from interest rate volatility. These swaps are designated as fair value hedges, for which the gain or loss on the derivative and the offsetting loss or gain on the hedged item are recognized in current earnings as interest expense (income), net. We had one interest rate derivative instrument in a fair value hedging relationship with a notional amount of $350,000 at December 31, 2017 and 2016.
In order to manage interest rate exposure, in previous years we utilized interest rate swap agreements to protect against unfavorable interest rate changes relating to forecasted debt transactions. These swaps, which were settled upon issuance of the related debt, were designated as cash flow hedges and the gains and losses that were deferred in other comprehensive income are being recognized as an adjustment to interest expense over the same period that the hedged interest payments affect earnings. During 2016, we had one interest rate swap agreement in a cash flow hedging relationship with a notional amount of $500,000, which was settled in connection with the issuance of debt in August 2016, resulting in a payment of approximately $87,000 which is reflected as an operating cash flow within the Consolidated Statement of Cash Flows.
Equity Price Risk
We are exposed to market price changes in certain broad market indices related to our deferred compensation obligations to our employees. To mitigate this risk, we use equity swap contracts to hedge the portion of the exposure that is linked to market-level equity returns. These contracts are not designated as hedges for accounting purposes and are entered into for periods of 3 to 12 months. The change in fair value of these derivatives is recorded in selling, marketing and administrative expense, together with the change in the related liabilities. The notional amount of the contracts outstanding at December 31, 2017 and 2016 was $25,246 and $22,099, respectively.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The following table presents the classification of derivative assets and liabilities within the Consolidated Balance Sheets as of December 31, 2017 and 2016:

December 31,	2017		2016
	Assets (1)	Liabilities (1)	Assets (1)	Liabilities (1)
Derivatives designated as cash flow hedging instruments:
Foreign exchange contracts	$423	$1,427	$2,229	$809

Derivatives designated as fair value hedging instruments:
Interest rate swap agreements	—	1,897	1,768	—

Derivatives not designated as hedging instruments:
Commodities futures and options (2)	390	3,054	2,348	10,000
Deferred compensation derivatives	1,581	—	717	—
Foreign exchange contracts	31	—	—	16
	2,002	3,054	3,065	10,016
Total	$2,425	$6,378	$7,062	$10,825

(1)
Derivatives assets are classified on our balance sheet within prepaid expenses and other as well as other assets. Derivative liabilities are classified on our balance sheet within accrued liabilities and other long-term liabilities.

(2)
As of December 31, 2017, amounts reflected on a net basis in liabilities were assets of $48,505 and liabilities of $50,179, which are associated with cash transfers receivable or payable on commodities futures contracts reflecting the change in quoted market prices on the last trading day for the period. The comparable amounts reflected on a net basis in liabilities at December 31, 2016 were assets of $140,885 and liabilities of $150,872. At December 31, 2017 and 2016, the remaining amount reflected in assets and liabilities related to the fair value of other non-exchange traded derivative instruments, respectively.

Income Statement Impact of Derivative Instruments
The effect of derivative instruments on the Consolidated Statements of Income for the years ended December 31, 2017 and December 31, 2016 was as follows:

	Non-designated Hedges		Cash Flow Hedges

	Gains (losses) recognized in income (a)		Gains (losses) recognized in other comprehensive income (“OCI”) (effective portion)		Gains (losses) reclassified from accumulated OCI into income (effective portion) (b)

	2017	2016	2017	2016	2017	2016
Commodities futures and options	$(55,734)	$(171,753)	$—	$—	$(1,774)	$30,783
Foreign exchange contracts	(23)	(46)	(4,931)	(5,485)	(3,180)	(5,625)
Interest rate swap agreements	—	—	—	(47,223)	(9,480)	(8,676)
Deferred compensation derivatives	4,497	2,203	—	—	—	—
Total	$(51,260)	$(169,596)	$(4,931)	$(52,708)	$(14,434)	$16,482

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

(a)
Gains (losses) recognized in income for non-designated commodities futures and options contracts were included in cost of sales. Gains (losses) recognized in income for non-designated foreign currency forward exchange contracts and deferred compensation derivatives were included in selling, marketing and administrative expenses.

(b)
Gains (losses) reclassified from AOCI into income were included in cost of sales for commodities futures and options contracts and for foreign currency forward exchange contracts designated as hedges of purchases of inventory or other productive assets. Other gains (losses) for foreign currency forward exchange contracts were included in selling, marketing and administrative expenses. Losses reclassified from AOCI into income for interest rate swap agreements were included in interest expense.

The amount of pretax net losses on derivative instruments, including interest rate swap agreements and foreign currency forward exchange contracts expected to be reclassified into earnings in the next 12 months was approximately $10,484 as of December 31, 2017. This amount was primarily associated with interest rate swap agreements.
Fair Value Hedges
For the years ended December 31, 2017 and 2016, we recognized a net pretax benefit to interest expense of $2,660 and $4,365 relating to our fixed-to-floating interest swap arrangements.

6. FAIR VALUE MEASUREMENTS
Accounting guidance on fair value measurements requires that financial assets and liabilities be classified and disclosed in one of the following categories of the fair value hierarchy:

Level 1 – Based on unadjusted quoted prices for identical assets or liabilities in an active market.
Level 2 – Based on observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3 – Based on unobservable inputs that reflect the entity's own assumptions about the assumptions that a market participant would use in pricing the asset or liability.

We did not have any level 3 financial assets or liabilities, nor were there any transfers between levels during the periods presented.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The following table presents assets and liabilities that were measured at fair value in the Consolidated Balance Sheet on a recurring basis as of December 31, 2017 and 2016:

	Assets (Liabilities)
	Level 1	Level 2	Level 3	Total
December 31, 2017:
Derivative Instruments:
Assets:
Foreign exchange contracts (1)	$—	$454	$—	$454
Deferred compensation derivatives (3)	—	1,581	—	1,581
Commodities futures and options (4)	390	—	—	390
Liabilities:
Foreign exchange contracts (1)	—	1,427	—	1,427
Interest rate swap agreements (2)	—	1,897	—	1,897
Commodities futures and options (4)	3,054	—	—	3,054
December 31, 2016:
Assets:
Foreign exchange contracts (1)	$—	$2,229	$—	$2,229
Interest rate swap agreements (2)	—	1,768	—	1,768
Deferred compensation derivatives (3)	—	717	—	717
Commodities futures and options (4)	2,348	—	—	2,348
Liabilities:
Foreign exchange contracts (1)	—	825	—	825
Commodities futures and options (4)	10,000	—	—	10,000

(1)
The fair value of foreign currency forward exchange contracts is the difference between the contract and current market foreign currency exchange rates at the end of the period. We estimate the fair value of foreign currency forward exchange contracts on a quarterly basis by obtaining market quotes of spot and forward rates for contracts with similar terms, adjusted where necessary for maturity differences.

(2)
The fair value of interest rate swap agreements represents the difference in the present value of cash flows calculated at the contracted interest rates and at current market interest rates at the end of the period. We calculate the fair value of interest rate swap agreements quarterly based on the quoted market price for the same or similar financial instruments.

(3)	The fair value of deferred compensation derivatives is based on quoted prices for market interest rates and a broad market equity index.

(4)	The fair value of commodities futures and options contracts is based on quoted market prices.
Other Financial Instruments
The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and short-term debt approximated fair values as of December 31, 2017 and December 31, 2016 because of the relatively short maturity of these instruments.
The estimated fair value of our long-term debt is based on quoted market prices for similar debt issues and is, therefore, classified as Level 2 within the valuation hierarchy. The fair values and carrying values of long-term debt, including the current portion, were as follows:

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

	Fair Value		Carrying Value
At December 31,	2017	2016	2017	2016
Current portion of long-term debt	$299,430	$243	$300,098	$243
Long-term debt	2,113,296	2,379,054	2,061,023	2,347,455
Total	$2,412,726	$2,379,297	$2,361,121	$2,347,698
Other Fair Value Measurements
In addition to assets and liabilities that are recorded at fair value on a recurring basis, GAAP requires that, under certain circumstances, we also record assets and liabilities at fair value on a nonrecurring basis. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges. During the first quarter of 2017, as discussed in Note 7, we recorded impairment charges totaling $105,992 to write-down distributor relationship and trademark intangible assets that had been recognized in connection with the 2014 SGM acquisition and wrote-down property, plant and equipment by $102,720. These charges were determined by comparing the fair value of the assets to their carrying value. The fair value of the assets were derived using a combination of an estimated market liquidation approach and discounted cash flow analyses based on Level 3 inputs.
7. BUSINESS REALIGNMENT ACTIVITIES
We are currently pursuing several business realignment activities designed to increase our efficiency and focus our business in support of our key growth strategies. Costs recorded in 2017, 2016 and 2015 related to these activities are as follows:

For the years ended December 31,	2017	2016	2015
Margin for Growth Program:
Severance	$32,554	$—	$—
Accelerated depreciation	6,873	—	—
Other program costs	16,407	—	—
Operational Optimization Program:
Severance	13,828	17,872	—
Accelerated depreciation	—	48,590	—
Other program costs	(303)	21,831	—
2015 Productivity Initiative:
Severance	—	—	81,290
Other program costs	—	5,609	14,285
Other international restructuring programs:
Severance	—	—	6,651
Accelerated depreciation and amortization	—	—	5,904
Mauna Loa Divestiture (see Note 2)	—	—	2,667
Total	$69,359	$93,902	$110,797
The costs and related benefits of the Margin for Growth Program relate approximately 45% to the North America segment and 55% to the International and Other segment. The costs and related benefits of the Operational Optimization Program relate approximately 35% to the North America segment and 65% to the International and Other segment on a cumulative program to date basis. The costs and related benefits to be derived from the 2015 Productivity Initiative relate primarily to the North American segment. However, segment operating results do not include these business realignment expenses because we evaluate segment performance excluding such costs.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Margin for Growth Program
In February 2017, the Company's Board of Directors unanimously approved several initiatives under a single program designed to drive continued net sales, operating income and earnings per-share diluted growth over the next several years.  This program will focus on improving global efficiency and effectiveness, optimizing the Company’s supply chain, streamlining the Company’s operating model and reducing administrative expenses to generate long-term savings.
The Company estimates that the “Margin for Growth” program will result in total pre-tax charges of $375,000 to $425,000 from 2017 to 2019.  This estimate includes plant and office closure expenses of $100,000 to $115,000, net intangible asset impairment charges of $100,000 to $110,000, employee separation costs of $80,000 to $100,000, contract termination costs of approximately $25,000, and other business realignment costs of $70,000 to $75,000. The cash portion of the total charge is estimated to be $150,000 to $175,000. The Company expects that implementation of the program will reduce its global workforce by approximately 15%, with a majority of the reductions coming from hourly headcount positions outside of the United States.
The program includes an initiative to optimize the manufacturing operations supporting our China business.  We deemed this to be a triggering event requiring us to test our China long-lived asset group for impairment by first determining whether the carrying value of the asset group was recovered by our current estimates of future cash flows associated with the asset group. Because this assessment indicated that the carrying value was not recoverable, we calculated an impairment loss as the excess of the asset group's carrying value over its fair value. The resulting impairment loss was allocated to the asset group's long-lived assets. Therefore, as a result of this testing, during the first quarter of 2017, we recorded impairment charges totaling $208,712, with $105,992 representing the portion of the impairment loss that was allocated to the distributor relationship and trademark intangible assets that had been recognized in connection with the 2014 SGM acquisition and $102,720 representing the portion of the impairment loss that was allocated to property, plant and equipment. These impairment charges are recorded in the long-lived asset impairment charges caption within the Consolidated Statements of Operations.
During 2017, we recognized estimated employee severance totaling $32,554. These charges relate largely to our initiative to improve the cost structure of our China business, as well as our initiative to further streamline our corporate operating model. We also recognized non-cash, asset-related incremental depreciation expense totaling $6,873 as part of optimizing the North America supply chain. During 2017, we also incurred other program costs totaling $16,407, which relate primarily to third-party charges in support of our initiative to improve global efficiency and effectiveness.
2016 Operational Optimization Program
In the second quarter of 2016, we commenced a program (the “Operational Optimization Program”) to optimize our production and supply chain network, which includes select facility consolidations. The program encompasses the continued transition of our China chocolate and SGM operations into a united Golden Hershey platform, including the integration of the China sales force, as well as workforce planning efforts and the consolidation of production within certain facilities in China and North America.
For the year ended December 31, 2017, we incurred pre-tax costs totaling $13,525, primarily related to employee severance associated with the workforce planning efforts within North America. We currently expect to incur additional cash costs of approximately $8,000 over the next twelve months to complete the remaining facility consolidation efforts relating to this program.
2015 Productivity Initiative
In mid-2015, we initiated a productivity initiative (the “2015 Productivity Initiative”) intended to move decision making closer to the customer and the consumer, to enable a more enterprise-wide approach to innovation, to more swiftly advance our knowledge agenda, and to provide for a more efficient cost structure, while ensuring that we effectively allocate resources to future growth areas. Overall, the 2015 Productivity Initiative was undertaken to simplify the organizational structure to enhance the Company's ability to rapidly anticipate and respond to the changing demands of the global consumer.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The 2015 Productivity Initiative was executed throughout the third and fourth quarters of 2015, resulting in a net reduction of approximately 300 positions, with the majority of the departures taking place by the end of 2015. The 2015 Productivity Initiative was completed during the third quarter 2016. We incurred total costs of $125,031 relating to this program, including pension settlement charges which are included within the Other (income) expense, net caption of $13,669 recorded in 2016 and $10,178 recorded in 2015 relating to lump sum withdrawals by employees retiring or leaving the Company as a result of this program.
Other international restructuring programs
Costs incurred for the year ended December 31, 2015 related principally to accelerated depreciation and amortization and employee severance costs for minor programs commenced in 2014 to rationalize certain non-U.S. manufacturing and distribution activities and to establish our own sales and distribution teams in Brazil in connection with our exit from the Bauducco joint venture.
Costs associated with business realignment activities are classified in our Consolidated Statements of Income as follows:

For the years ended December 31,	2017	2016	2015
Cost of sales	$5,147	$58,106	$8,801
Selling, marketing and administrative expense	16,449	16,939	17,368
Business realignment costs	47,763	18,857	84,628
Costs associated with business realignment activities	$69,359	$93,902	$110,797
The following table presents the liability activity for costs qualifying as exit and disposal costs for the year ended December 31, 2017:

Total
Liability balance at December 31, 2016	$3,725
2017 business realignment charges (1)	61,872
Cash payments	(26,536)
Other, net	(69)
Liability balance at December 31, 2017 (reported within accrued and other long-term liabilities)	$38,992

(1)
The costs reflected in the liability roll-forward represent employee-related and certain third-party service provider charges. These costs do not include items charged directly to expense, such as accelerated depreciation and amortization and certain of the third-party charges associated with various programs, as those items are not reflected in the business realignment liability in our Consolidated Balance Sheets.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

8. INCOME TAXES
The components of income (loss) before income taxes are as follows:

For the years ended December 31,	2017	2016	2015
Domestic	$1,187,825	$1,395,440	$1,357,618
Foreign	(77,157)	(295,959)	(455,771)
Income before income taxes	$1,110,668	$1,099,481	$901,847
The components of our provision for income taxes are as follows:

For the years ended December 31,	2017	2016	2015
Current:
Federal	$314,277	$391,705	$409,060
State	37,628	51,706	47,978
Foreign	(16,356)	(25,877)	(29,605)
	335,549	417,534	427,433
Deferred:
Federal	19,204	(7,706)	(31,153)
State	7,573	(452)	(2,346)
Foreign	(8,195)	(29,939)	(5,038)
	18,582	(38,097)	(38,537)
Total provision for income taxes	$354,131	$379,437	$388,896
U.S. Tax Cuts and Jobs Act of 2017
The U.S. Tax Cuts and Jobs Act, enacted in December 2017, (“U.S. tax reform”) significantly changes U.S. corporate income tax laws by, among other things, reducing the U.S. corporate income tax rate to 21% starting in 2018 and creating a territorial tax system with a one-time mandatory tax on previously deferred foreign earnings of U.S. subsidiaries.  Under GAAP (specifically, ASC Topic 740), the effects of changes in tax rates and laws on deferred tax balances are recognized in the period in which the new legislation is enacted.
In response to U.S. tax reform, the Staff of the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 (“SAB No. 118”) to provide guidance to registrants in applying ASC Topic 740 in connection with U.S. tax reform. SAB No. 118 provides that in the period of enactment, the income tax effects of U.S. tax reform may be reported as a provisional amount based on a reasonable estimate (to the extent a reasonable estimate can be determined), which would be subject to adjustment during a “measurement period.” The measurement period begins in the reporting period of U.S. tax reform’s enactment and ends when a registrant has obtained, prepared and analyzed the information that was needed in order to complete the accounting requirements under ASC Topic 740. SAB No. 118 also describes supplemental disclosure that should accompany the provisional amounts.
U.S. tax reform represents the first significant change in U.S. tax law in over 30 years. As permitted by SAB No. 118, some elements of the tax expense recorded in the fourth quarter of 2017 due to the enactment of U.S. tax reform are considered “provisional,” based on reasonable estimates. The Company is continuing to collect and analyze detailed information about deferred income taxes, the earnings and profits of its non-U.S. subsidiaries, the related taxes paid, the amounts which could be repatriated, the foreign taxes which may be incurred on repatriation and the associated impact of these items under U.S. tax reform. The Company may record adjustments to refine those estimates during the measurement period, as additional analysis is completed.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

As a result, we recorded a net charge of $32.5 million during the fourth quarter of 2017.  This amount, which is reflected within the provision for income taxes in the Consolidated Statement of Income, includes the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.  The impact of the U.S. tax reform may differ from this estimate, possibly materially, due to, among other things, changes in interpretations and assumptions made, additional guidance that may be issued and actions taken by Hershey as a result of the U.S. tax reform.

Deferred taxes reflect temporary differences between the tax basis and financial statement carrying value of assets and liabilities. The significant temporary differences that comprised the deferred tax assets and liabilities are as follows:

December 31,	2017	2016
Deferred tax assets:
Post-retirement benefit obligations	$58,306	$90,584
Accrued expenses and other reserves	103,769	141,228
Stock-based compensation	31,364	48,500
Derivative instruments	27,109	44,010
Pension	—	14,662
Lease financing obligation	12,310	18,950
Accrued trade promotion reserves	26,028	50,463
Net operating loss carryforwards	226,142	143,085
Capital loss carryforwards	23,215	38,691
Other	7,748	14,452
Gross deferred tax assets	515,991	604,625
Valuation allowance	(312,148)	(235,485)
Total deferred tax assets	203,843	369,140
Deferred tax liabilities:
Property, plant and equipment, net	132,443	202,300
Acquired intangibles	68,476	113,074
Inventories	20,769	27,608
Pension	969	—
Other	23,819	8,884
Total deferred tax liabilities	246,476	351,866
Net deferred tax (liabilities) assets	$(42,633)	$17,274
Included in:
Non-current deferred tax assets, net	3,023	56,861
Non-current deferred tax liabilities, net	(45,656)	(39,587)
Net deferred tax (liabilities) assets	$(42,633)	$17,274
Changes in deferred taxes includes the impact of remeasurement on U.S. deferred taxes at the lower enacted corporate tax rates resulting from the U.S. tax reform. Changes in deferred tax assets for net operating loss carryforwards resulted primarily from current year losses in foreign jurisdictions.
The valuation allowances as of December 31, 2017 and 2016 are primarily related to U.S. capital loss carryforwards and various foreign jurisdictions' net operating loss carryforwards and other deferred tax assets that we do not expect to realize.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The following table reconciles the federal statutory income tax rate with our effective income tax rate:

For the years ended December 31,	2017	2016	2015
Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
State income taxes, net of Federal income tax benefits	2.6	3.4	4.2
Qualified production income deduction	(2.9)	(3.8)	(4.4)
Business realignment and impairment charges and gain on sale of trademark licensing rights	4.3	0.4	10.8
Foreign rate differences	(4.3)	3.6	2.2
Historic and solar tax credits	(4.8)	(3.3)	(3.3)
U.S. tax reform	2.9	—	—
Other, net	(0.9)	(0.8)	(1.4)
Effective income tax rate	31.9%	34.5%	43.1%
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

December 31,	2017	2016
Balance at beginning of year	$36,002	$33,411
Additions for tax positions taken during prior years	2,492	2,804
Reductions for tax positions taken during prior years	(1,689)	(4,080)
Additions for tax positions taken during the current year	10,018	9,100
Settlements	(1,481)	—
Expiration of statutes of limitations	(3,260)	(5,233)
Balance at end of year	$42,082	$36,002
The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $37,587 as of December 31, 2017 and $27,691 as of December 31, 2016.
We report accrued interest and penalties related to unrecognized tax benefits in income tax expense. We recognized a net tax expense of $795 in 2017, a net tax benefit of $75 in 2016 and a net tax expense of $1,153 in 2015 for interest and penalties. Accrued net interest and penalties were $4,966 as of December 31, 2017 and $3,716 as of December 31, 2016.
We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. A number of years may elapse before an uncertain tax position, for which we have unrecognized tax benefits, is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our unrecognized tax benefits reflect the most likely outcome. We adjust these unrecognized tax benefits, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution would be recognized as a reduction to our effective income tax rate in the period of resolution.
The Company’s major taxing jurisdictions currently include the United States (federal and state), as well as various foreign jurisdictions such as Canada, China, Mexico, Brazil, India, Malaysia and Switzerland. The number of years with open tax audits varies depending on the tax jurisdiction, with 2013 representing the earliest tax year that remains open for examination by certain taxing authorities. In 2017, the U.S. Internal Revenue Service began an examination of our U.S. federal income tax returns for 2013 and 2014.
We reasonably expect reductions in the liability for unrecognized tax benefits of approximately $8,089 within the next 12 months because of the expiration of statutes of limitations and settlements of tax audits.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

As of December 31, 2017, we had approximately $370,027 of undistributed earnings of our international subsidiaries. We intend to continue to reinvest earnings outside the United States for the foreseeable future and, therefore, have not recognized additional tax expense (e.g., foreign withholding taxes) on these earnings beyond the one-time U.S. repatriation tax due under the Tax Cuts and Jobs Act.

Investments in Partnerships Qualifying for Tax Credits
We invest in partnerships which make equity investments in projects eligible to receive federal historic and energy tax credits. The investments are accounted for under the equity method and reported within other assets in our Consolidated Balance Sheets. The tax credits, when realized, are recognized as a reduction of tax expense, at which time the corresponding equity investment is written-down to reflect the remaining value of the future benefits to be realized. For the years ended December 31, 2017 and 2016, we recognized investment tax credits and related outside basis difference benefit totaling $74,600 and $52,342, respectively, and we wrote-down the equity investment by $66,209 and $43,482, respectively, to reflect the realization of these benefits. The equity investment write-down is reflected within other (income) expense, net in the Consolidated Statements of Income.
9. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS
We sponsor a number of defined benefit pension plans. The primary plans are The Hershey Company Retirement Plan and The Hershey Company Retirement Plan for Hourly Employees. These are cash balance plans that provide pension benefits for most domestic employees hired prior to January 1, 2007. We also sponsor two post-retirement benefit plans: health care and life insurance. The health care plan is contributory, with participants’ contributions adjusted annually. The life insurance plan is non-contributory.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Obligations and Funded Status
A summary of the changes in benefit obligations, plan assets and funded status of these plans is as follows:

	Pension Benefits		Other Benefits
December 31,	2017	2016	2017	2016
Change in benefit obligation
Projected benefit obligation at beginning of year	$1,118,318	$1,169,424	$242,846	$255,617
Service cost	20,657	23,075	263	299
Interest cost	40,996	41,875	8,837	9,731
Plan amendments	(8,473)	(43,065)	—	—
Actuarial (gain) loss	40,768	15,804	2,207	(2,998)
Settlement	(44,978)	(59,784)	—	—
Currency translation and other	6,749	1,416	889	314
Benefits paid	(56,473)	(30,427)	(18,930)	(20,117)
Projected benefit obligation at end of year	1,117,564	1,118,318	236,112	242,846
Change in plan assets
Fair value of plan assets at beginning of year	1,023,676	1,041,902	—	—
Actual return on plan assets	121,241	49,012	—	—
Employer contributions	37,503	21,580	18,930	20,117
Settlement	(44,978)	(59,784)	—	—
Currency translation and other	5,257	1,393	—	—
Benefits paid	(56,473)	(30,427)	(18,930)	(20,117)
Fair value of plan assets at end of year	1,086,226	1,023,676	—	—
Funded status at end of year	$(31,338)	$(94,642)	$(236,112)	$(242,846)

Amounts recognized in the Consolidated Balance Sheets:
Other assets	$14,988	$39	$—	$—
Accrued liabilities	(6,916)	(28,994)	(20,792)	(22,576)
Other long-term liabilities	(39,410)	(65,687)	(215,320)	(220,270)
Total	$(31,338)	$(94,642)	$(236,112)	$(242,846)

Amounts recognized in Accumulated Other Comprehensive Income (Loss), net of tax:
Actuarial net (loss) gain	$(207,659)	$(243,228)	$8,313	$9,264
Net prior service credit (cost)	30,994	28,360	(1,174)	(1,565)
Net amounts recognized in AOCI	$(176,665)	$(214,868)	$7,139	$7,699
The accumulated benefit obligation for all defined benefit pension plans was $1,077,112 as of December 31, 2017 and $1,081,261 as of December 31, 2016.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Plans with accumulated benefit obligations in excess of plan assets were as follows:

December 31,	2017	2016
Projected benefit obligation	$711,767	$1,118,294
Accumulated benefit obligation	675,660	1,081,254
Fair value of plan assets	665,441	1,023,613
Net Periodic Benefit Cost
The components of net periodic benefit cost were as follows:

	Pension Benefits			Other Benefits
For the years ended December 31,	2017	2016	2015	2017	2016	2015
Amounts recognized in net periodic benefit cost
Service cost	$20,657	$23,075	$28,300	$263	$299	$542
Interest cost	40,996	41,875	44,179	8,837	9,731	10,187
Expected return on plan assets	(57,370)	(58,820)	(68,830)	—	—	—
Amortization of prior service (credit) cost	(5,822)	(1,555)	(1,178)	748	575	611
Amortization of net loss (gain)	33,648	34,940	30,510	(1)	(13)	(57)
Curtailment credit	—	—	(688)	—	—	204
Settlement loss	17,732	22,657	23,067	—	—	—
Total net periodic benefit cost	$49,841	$62,172	$55,360	$9,847	$10,592	$11,487

Change in plan assets and benefit obligations recognized in AOCI, pre-tax
Actuarial net (gain) loss	$(73,768)	$(31,772)	$(21,554)	$2,139	$(3,047)	$(26,270)
Prior service (credit) cost	(2,650)	(41,517)	1,748	(744)	(572)	(834)
Total recognized in other comprehensive (income) loss, pre-tax	$(76,418)	$(73,289)	$(19,806)	$1,395	$(3,619)	$(27,104)
Net amounts recognized in periodic benefit cost and AOCI	$(26,577)	$(11,117)	$35,554	$11,242	$6,973	$(15,617)
Amounts expected to be amortized from AOCI into net periodic benefit cost during 2018 are as follows:

	Pension Plans	Post-Retirement Benefit Plans
Amortization of net actuarial loss	$26,735	$—
Amortization of prior service (credit) cost	$(7,197)	$836
Assumptions
The weighted-average assumptions used in computing the benefit obligations were as follows:

	Pension Benefits		Other Benefits
December 31,	2017	2016	2017	2016
Discount rate	3.4%	3.8%	3.5%	3.8%
Rate of increase in compensation levels	3.8%	3.8%	N/A	N/A

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The weighted-average assumptions used in computing net periodic benefit cost were as follows:

	Pension Benefits			Other Benefits
For the years ended December 31,	2017	2016	2015	2017	2016	2015
Discount rate	3.8%	4.0%	3.7%	3.8%	4.0%	3.7%
Expected long-term return on plan assets	5.8%	6.1%	6.3%	N/A	N/A	N/A
Rate of compensation increase	3.8%	3.8%	4.1%	N/A	N/A	N/A

The Company’s discount rate assumption is determined by developing a yield curve based on high quality corporate bonds with maturities matching the plans’ expected benefit payment streams. The plans’ expected cash flows are then discounted by the resulting year-by-year spot rates. We base the asset return assumption on current and expected asset allocations, as well as historical and expected returns on the plan asset categories.

Prior to December 31, 2017, the service and interest cost components of net periodic benefit cost were determined utilizing a single weighted-average discount rate derived from the yield curve used to measure the plan obligations. Beginning in 2018, we have elected to utilize a full yield curve approach in the estimation of service and interest costs by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We made this change to provide a more precise measurement of service and interest costs by improving the correlation between the projected cash flows to the corresponding spot rates along the yield curve. This change does not affect the measurement of our pension and other post-retirement benefit liabilities but generally results in lower benefit expense in periods when the yield curve is upward sloping. Compared to the method used in 2017, we expect this change to result in lower pension and other post-retirement benefit expense of approximately $5,800 in 2018. We are accounting for this change prospectively as a change in accounting estimate that is inseparable from a change in accounting principle.

For purposes of measuring our post-retirement benefit obligation at December 31, 2017, we assumed a 7.0% annual rate of increase in the per capita cost of covered health care benefits for 2018, grading down to 5.0% by 2023. For measurement purposes as of December 31, 2016, we assumed a 7.0% annual rate of increase in the per capita cost of covered health care benefits for 2017, grading down to 5.0% by 2021. Assumed health care cost trend rates could have a significant effect on the amounts reported for the post-retirement health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

Impact of assumed health care cost trend rates	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total service and interest cost components	$148	$(129)
Effect on accumulated post-retirement benefit obligation	3,133	(2,758)
The valuations and assumptions reflect adoption of the Society of Actuaries updated RP-2014 mortality tables with MP-2017 generational projection scales, which we adopted as of December 31, 2017. Adoption of the updated scale did not have a significant impact on our current pension obligations or net period benefit cost since our primary plans are cash balance plans and most participants take lump-sum settlements upon retirement.
Plan Assets
We broadly diversify our pension plan assets across public equity, fixed income, diversified credit strategies and diversified alternative strategies asset classes. Our target asset allocation for our major domestic pension plans as of December 31, 2017 was as follows:

Asset Class	Target Asset Allocation
Cash	1%
Equity securities	25%
Fixed income securities	49%
Alternative investments, including real estate, listed infrastructure and other	25%

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

As of December 31, 2017, actual allocations were consistent with the targets and within our allowable ranges. We expect the level of volatility in pension plan asset returns to be in line with the overall volatility of the markets within each asset class.
The following table sets forth by level, within the fair value hierarchy (as defined in Note 6), pension plan assets at their fair values as of December 31, 2017:

	Quoted prices in active markets of identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)	Investments Using NAV as a Practical Expedient (1)	Total
Cash and cash equivalents	$1,179	$18,161	$—	$730	$20,070
Equity securities:
Global all-cap (a)	—	—	—	276,825	276,825
Fixed income securities:
U.S. government/agency	—	—	—	239,686	239,686
Corporate bonds (b)	—	33,019	—	162,633	195,652
Collateralized obligations (c)	—	40,350	—	34,538	74,888
International government/corporate bonds (d)	—	—	—	32,447	32,447
Alternative investments:
Global diversified assets (e)	—	—	—	149,030	149,030
Global real estate investment trusts (f)	—	—	—	50,213	50,213
Global infrastructure (g)	—	—	—	47,415	47,415
Total pension plan assets	$1,179	$91,530	$—	$993,517	$1,086,226
The following table sets forth by level, within the fair value hierarchy, pension plan assets at their fair values as of December 31, 2016:

	Quoted prices in active markets of identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)	Total
Cash and cash equivalents	$576	$9,540	$—	$10,116
Equity securities:
Global all-cap (a)	20,216	242,214	—	262,430
Fixed income securities:
U.S. government/agency	—	228,648	—	228,648
Corporate bonds (b)	—	199,634	—	199,634
Collateralized obligations (c)	—	50,532	—	50,532
International government/corporate bonds (d)	—	30,928	—	30,928
Alternative investments:
Global diversified assets (e)	—	146,975	—	146,975
Global real estate investment trusts (f)	—	48,000	—	48,000
Global infrastructure (g)	—	46,413	—	46,413
Total pension plan assets	$20,792	$1,002,884	$—	$1,023,676

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

(1)
Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been categorized in the fair value hierarchy but are included to reconcile to the amounts presented in our Obligations and Funded Status table.

(a)	This category comprises equity funds that primarily track the MSCI World Index or MSCI All Country World Index.
(b)	This category comprises fixed income funds primarily invested in investment grade and high yield bonds.
(c)	This category comprises fixed income funds primarily invested in high quality mortgage-backed securities and other asset-backed obligations.
(d)	This category comprises fixed income funds primarily invested in Canadian and other international bonds.
(e)	This category comprises diversified funds invested across alternative asset classes.
(f)	This category comprises equity funds primarily invested in publicly traded real estate securities.
(g)	This category comprises equity funds primarily invested in publicly traded listed infrastructure securities.
The fair value of the Level 1 assets was based on quoted prices in active markets for the identical assets. The fair value of the Level 2 assets was determined by management based on an assessment of valuations provided by asset management entities and was calculated by aggregating market prices for all underlying securities.
Investment objectives for our domestic plan assets are:

●	To ensure high correlation between the value of plan assets and liabilities;
●	To maintain careful control of the risk level within each asset class; and
●	To focus on a long-term return objective.
We believe that there are no significant concentrations of risk within our plan assets as of December 31, 2017. We comply with the rules and regulations promulgated under the Employee Retirement Income Security Act of 1974 (“ERISA”) and we prohibit investments and investment strategies not allowed by ERISA. We do not permit direct purchases of our Company’s securities or the use of derivatives for the purpose of speculation. We invest the assets of non-domestic plans in compliance with laws and regulations applicable to those plans.
Cash Flows and Plan Termination
Our policy is to fund domestic pension liabilities in accordance with the limits imposed by the ERISA, federal income tax laws and the funding requirements of the Pension Protection Act of 2006. We fund non-domestic pension liabilities in accordance with laws and regulations applicable to those plans.
We made total contributions to the pension plans of $37,503 during 2017. This included contributions totaling $29,201 to fund payouts from the unfunded supplemental retirement plans and $6,461 to complete the termination of the Hershey Company Puerto Rico Hourly Pension Plan, which was approved in 2016 by the Company's Board Compensation and Executive Organization Committee. In 2016, we made total contributions of $21,580 to the pension plans. For 2018, minimum funding requirements for our pension plans are approximately $1,591.
Total benefit payments expected to be paid to plan participants, including pension benefits funded from the plans and other benefits funded from Company assets, are as follows:

	Expected Benefit Payments
	2018	2019	2020	2021	2022	2023-2027
Pension Benefits	$126,392	$78,614	$85,804	$87,159	$107,005	$407,769
Other Benefits	20,773	19,026	17,768	16,863	15,767	69,003

During the third quarter of 2017, cumulative lump sum distributions from our supplemental executive retirement plan exceeded the plan’s anticipated annual service and interest costs, triggering the recognition of non-cash pension settlement charges due to the acceleration of a portion of the accumulated unrecognized actuarial loss. In addition,

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

settlement charges were also triggered in the pension plan benefiting our employees in Puerto Rico as a result of lump sum distributions and the purchase of annuity contracts relating to the termination of this plan.

Multiemployer Pension Plan
During 2016, we exited a facility as part of the 2016 Operational Optimization Program (see Note 7) and no longer participate in the BCTGM Union and Industry Canadian Pension Plan, a trustee-managed multiemployer defined benefit pension plan. Our obligation during the term of the collective bargaining agreement was limited to remitting the required contributions to the plan and contributions made were not significant during 2015 through 2016.
Savings Plans
The Company sponsors several defined contribution plans to provide retirement benefits to employees. Contributions to The Hershey Company 401(k) Plan and similar plans for non-domestic employees are based on a portion of eligible pay up to a defined maximum. All matching contributions were made in cash. Expense associated with the defined contribution plans was $46,154 in 2017, $43,545 in 2016 and $44,285 in 2015.
10. STOCK COMPENSATION PLANS
Share-based grants for compensation and incentive purposes are made pursuant to the Equity and Incentive Compensation Plan (“EICP”). The EICP provides for grants of one or more of the following stock-based compensation awards to employees, non-employee directors and certain service providers upon whom the successful conduct of our business is dependent:

●	Non-qualified stock options (“stock options”);
●	Performance stock units (“PSUs”) and performance stock;
●	Stock appreciation rights;
●	Restricted stock units (“RSUs”) and restricted stock; and
●	Other stock-based awards.
As of December 31, 2017, 65.8 million shares were authorized and approved by our stockholders for grants under the EICP. The EICP also provides for the deferral of stock-based compensation awards by participants if approved by the Compensation and Executive Organization Committee of our Board and if in accordance with an applicable deferred compensation plan of the Company. Currently, the Compensation and Executive Organization Committee has authorized the deferral of PSU and RSU awards by certain eligible employees under the Company’s Deferred Compensation Plan. Our Board has authorized our non-employee directors to defer any portion of their cash retainer, committee chair fees and RSUs awarded that they elect to convert into deferred stock units under our Directors’ Compensation Plan.
At the time stock options are exercised or RSUs and PSUs become payable, common stock is issued from our accumulated treasury shares. Dividend equivalents are credited on RSUs on the same date and at the same rate as dividends are paid on Hershey’s common stock. These dividend equivalents are charged to retained earnings.
For the periods presented, compensation expense for all types of stock-based compensation programs and the related income tax benefit recognized were as follows:

For the years ended December 31,	2017	2016	2015
Pre-tax compensation expense	$51,061	$54,785	$51,533
Related income tax benefit	13,684	17,148	17,109
Compensation costs for stock compensation plans are primarily included in selling, marketing and administrative expense. As of December 31, 2017, total stock-based compensation cost related to non-vested awards not yet recognized was $62,274 and the weighted-average period over which this amount is expected to be recognized was approximately 2.1 years.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Stock Options
The exercise price of each stock option awarded under the EICP equals the closing price of our Common Stock on the New York Stock Exchange on the date of grant. Each stock option has a maximum term of 10 years. Grants of stock options provide for pro-rated vesting, typically over a four-year period. Expense for stock options is based on grant date fair value and recognized on a straight-line method over the vesting period, net of estimated forfeitures.
A summary of activity relating to grants of stock options for the year ended December 31, 2017 is as follows:

Stock Options	Shares	Weighted-Average Exercise Price (per share)	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of the period	6,192,008	$82.67	6.2 years
Granted	1,094,155	$108.06
Exercised	(1,133,511)	$69.64
Forfeited	(231,590)	$103.03
Outstanding as of December 31, 2017	5,921,062	$89.06	5.8 years	$141,893
Options exercisable as of December 31, 2017	3,699,469	$81.65	4.3 years	$116,067
The weighted-average fair value of options granted was $15.76, $11.46 and $18.99 per share in 2017, 2016 and 2015, respectively. The fair value was estimated on the date of grant using a Black-Scholes option-pricing model and the following weighted-average assumptions:

For the years ended December 31,	2017	2016	2015
Dividend yields	2.4%	2.4%	2.1%
Expected volatility	17.2%	16.8%	20.7%
Risk-free interest rates	2.2%	1.5%	1.9%
Expected term in years	6.8	6.8	6.7

●	“Dividend yields” means the sum of dividends declared for the four most recent quarterly periods, divided by the average price of our Common Stock for the comparable periods;
●	“Expected volatility” means the historical volatility of our Common Stock over the expected term of each grant;
●	“Risk-free interest rates” means the U.S. Treasury yield curve rate in effect at the time of grant for periods within the contractual life of the stock option; and
●	“Expected term” means the period of time that stock options granted are expected to be outstanding based primarily on historical data.
The total intrinsic value of options exercised was $45,998, $73,944 and $66,161 in 2017, 2016 and 2015, respectively.
As of December 31, 2017, there was $15,849 of total unrecognized compensation cost related to non-vested stock option awards granted under the EICP, which we expect to recognize over a weighted-average period of 2.4 years.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

The following table summarizes information about stock options outstanding as of December 31, 2017:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/17	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Number Exercisable as of 12/31/17	Weighted- Average Exercise Price
$33.40 - $81.73	1,985,084	3.4	$63.53	1,985,084	$63.53
$81.74 - $105.91	2,060,833	6.9	$97.25	929,199	$99.72
$105.92 - $111.76	1,875,145	7.1	$107.06	785,186	$106.04
$33.40 - $111.76	5,921,062	5.8	$89.06	3,699,469	$81.65
Performance Stock Units and Restricted Stock Units
Under the EICP, we grant PSUs to selected executives and other key employees. Vesting is contingent upon the achievement of certain performance objectives. We grant PSUs over 3-year performance cycles. If we meet targets for financial measures at the end of the applicable 3-year performance cycle, we award a resulting number of shares of our Common Stock to the participants. For PSUs granted, the target award is a combination of a market-based total shareholder return and performance-based components. The performance scores for 2015 through 2017 grants of PSUs can range from 0% to 250% of the targeted amounts.
We recognize the compensation cost associated with PSUs ratably over the 3-year term. Compensation cost is based on the grant date fair value because the grants can only be settled in shares of our Common Stock. The grant date fair value of PSUs is determined based on the Monte Carlo simulation model for the market-based total shareholder return component and the closing market price of the Company’s Common Stock on the date of grant for performance-based components.
In 2017, 2016 and 2015, we awarded RSUs to certain executive officers and other key employees under the EICP. We also awarded RSUs quarterly to non-employee directors.
We recognize the compensation cost associated with employee RSUs over a specified award vesting period based on the grant date fair value of our Common Stock. We recognize expense for employee RSUs based on the straight-line method. We recognize the compensation cost associated with non-employee director RSUs ratably over the vesting period, net of estimated forfeitures.
A summary of activity relating to grants of PSUs and RSUs for the period ended December 31, 2017 is as follows:

Performance Stock Units and Restricted Stock Units	Number of units	Weighted-average grant date fair value for equity awards (per unit)
Outstanding at beginning of year	828,228	$102.66
Granted	478,044	$110.97
Performance assumption change	21,305	$96.71
Vested	(277,261)	$109.35
Forfeited	(126,952)	$107.91
Outstanding at end of year	923,364	$103.11
The following table sets forth information about the fair value of the PSUs and RSUs granted for potential future distribution to employees and non-employee directors. In addition, the table provides assumptions used to determine the fair value of the market-based total shareholder return component using the Monte Carlo simulation model on the date of grant.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

For the years ended December 31,	2017	2016	2015
Units granted	478,044	545,750	381,407
Weighted-average fair value at date of grant	$110.97	$93.55	$104.68
Monte Carlo simulation assumptions:
Estimated values	$46.85	$38.02	$61.22
Dividend yields	2.3%	2.5%	2.0%
Expected volatility	20.4%	17.0%	14.9%

●	“Estimated values” means the fair value for the market-based total shareholder return component of each PSU at the date of grant using a Monte Carlo simulation model;
●	“Dividend yields” means the sum of dividends declared for the four most recent quarterly periods, divided by the average price of our Common Stock for the comparable periods;
●	“Expected volatility” means the historical volatility of our Common Stock over the expected term of each grant.
The fair value of shares vested totaled $29,981, $22,062 and $46,113 in 2017, 2016 and 2015, respectively.
Deferred PSUs, deferred RSUs and deferred stock units representing directors’ fees totaled 369,278 units as of December 31, 2017. Each unit is equivalent to one share of the Company’s Common Stock.
11. SEGMENT INFORMATION
Our organizational structure is designed to ensure continued focus on North America, coupled with an emphasis on profitable growth in our focus international markets. Our business is organized around geographic regions, which enables us to build processes for repeatable success in our global markets. As a result, we have defined our operating segments on a geographic basis, as this aligns with how our Chief Operating Decision Maker (“CODM”) manages our business, including resource allocation and performance assessment. Our North America business, which generates approximately 88% of our consolidated revenue, is our only reportable segment. None of our other operating segments meet the quantitative thresholds to qualify as reportable segments; therefore, these operating segments are combined and disclosed below as International and Other.

•
North America - This segment is responsible for our traditional chocolate and non-chocolate confectionery market position, as well as our grocery and growing snacks market positions, in the United States and Canada. This includes developing and growing our business in chocolate and non-chocolate confectionery, pantry, food service and other snacking product lines.

•
International and Other - International and Other is a combination of all other operating segments that are not individually material, including those geographic regions where we operate outside of North America. We currently have operations and manufacture product in China, Mexico, Brazil, India and Malaysia, primarily for consumers in these regions, and also distribute and sell confectionery products in export markets of Asia, Latin America, Middle East, Europe, Africa and other regions. This segment also includes our global retail operations, including Hershey's Chocolate World stores in Hershey, Pennsylvania, New York City, Las Vegas, Niagara Falls (Ontario), Dubai, and Singapore, as well as operations associated with licensing the use of certain of the Company's trademarks and products to third parties around the world.

For segment reporting purposes, we use “segment income” to evaluate segment performance and allocate resources. Segment income excludes unallocated general corporate administrative expenses, unallocated mark-to-market gains and losses on commodity derivatives, business realignment and impairment charges, acquisition integration costs and other unusual gains or losses that are not part of our measurement of segment performance. These items of our operating income are managed centrally at the corporate level and are excluded from the measure of segment income reviewed by the CODM as well the measure of segment performance used for incentive compensation purposes.
Accounting policies associated with our operating segments are generally the same as those described in Note 1.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Certain manufacturing, warehousing, distribution and other activities supporting our global operations are integrated to maximize efficiency and productivity. As a result, assets and capital expenditures are not managed on a segment basis and are not included in the information reported to the CODM for the purpose of evaluating performance or allocating resources. We disclose depreciation and amortization that is generated by segment-specific assets, since these amounts are included within the measure of segment income reported to the CODM.
Our segment net sales and earnings were as follows:

For the years ended December 31,	2017	2016	2015
Net sales:
North America	$6,621,173	$6,532,988	$6,468,158
International and Other	894,253	907,193	918,468
Total	$7,515,426	$7,440,181	$7,386,626

Segment income (loss):
North America	$2,044,218	$2,040,454	$2,075,331
International and Other	11,532	(29,139)	(98,067)
Total segment income	2,055,750	2,011,315	1,977,264
Unallocated corporate expense (1)	499,251	488,318	489,002
Unallocated mark-to-market (gains) losses on commodity derivatives	(35,292)	163,238	—
Goodwill, indefinite and long-lived asset impairment charges	208,712	4,204	280,802
Costs associated with business realignment activities	69,359	93,902	110,797
Acquisition and integration costs	311	6,480	20,899
Operating profit	1,313,409	1,255,173	1,075,764
Interest expense, net	98,282	90,143	105,773
Other (income) expense, net	104,459	65,549	68,144
Income before income taxes	$1,110,668	$1,099,481	$901,847

(1)
Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.

Activity within the unallocated mark-to-market (gains) losses on commodity derivatives is as follows:

For the years ended December 31,	2017	2016
Net losses on mark-to-market valuation of commodity derivative positions recognized in income	$55,734	$171,753
Net losses on commodity derivative positions reclassified from unallocated to segment income	(91,026)	(8,515)
Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses	$(35,292)	$163,238
As of December 31, 2017, the cumulative amount of mark-to-market losses on commodity derivatives that have been recognized in our consolidated cost of sales and not yet allocated to reportable segments was $127,946. Based on our forecasts of the timing of the recognition of the underlying hedged items, we expect to reclassify net pretax losses on commodity derivatives of $94,449 to segment operating results in the next twelve months.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Depreciation and amortization expense included within segment income presented above is as follows:

For the years ended December 31,	2017	2016	2015
North America	$171,265	$162,211	$153,185
International and Other	42,542	50,753	46,342
Corporate (1)	48,046	88,873	45,401
Total	$261,853	$301,837	$244,928

(1)
Corporate includes non-cash asset-related accelerated depreciation and amortization related to business realignment activities, as discussed in Note 7. Such amounts are not included within our measure of segment income.

Additional geographic information is as follows:

	2017	2016	2015
Net sales:
United States	$6,263,703	$6,196,723	$6,116,490
Other	1,251,723	1,243,458	1,270,136
Total	$7,515,426	$7,440,181	$7,386,626

Long-lived assets:
United States	$1,575,496	$1,528,255	$1,528,723
Other	531,201	648,993	711,737
Total	$2,106,697	$2,177,248	$2,240,460
12. EQUITY AND NONCONTROLLING INTEREST
We had 1,055,000,000 authorized shares of capital stock as of December 31, 2017. Of this total, 900,000,000 shares were designated as Common Stock, 150,000,000 shares were designated as Class B Stock and 5,000,000 shares were designated as Preferred Stock. Each class has a par value of one dollar per share.
Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors. The holders of Common Stock have 1 vote per share and the holders of Class B Stock have 10 votes per share. However, the Common Stock holders, voting separately as a class, are entitled to elect one-sixth of the Board. With respect to dividend rights, the Common Stock holders are entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.
Class B Stock can be converted into Common Stock on a share-for-share basis at any time. During 2017, 2016, and 2015 no shares of Class B Stock were converted into Common Stock.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Changes in the outstanding shares of Common Stock for the past three years were as follows:

For the years ended December 31,	2017	2016	2015
Shares issued	359,901,744	359,901,744	359,901,744
Treasury shares at beginning of year	(147,642,009)	(143,124,384)	(138,856,786)
Stock repurchases:
Shares repurchased in the open market under pre-approved share repurchase programs	—	(4,640,964)	(4,209,112)
Milton Hershey School Trust repurchase	(1,500,000)	—	—
Shares repurchased to replace Treasury Stock issued for stock options and incentive compensation	(1,278,675)	(1,820,766)	(1,776,838)
Stock issuances:
Shares issued for stock options and incentive compensation	1,379,757	1,944,105	1,718,352
Treasury shares at end of year	(149,040,927)	(147,642,009)	(143,124,384)
Net shares outstanding at end of year	210,860,817	212,259,735	216,777,360
We are authorized to purchase our outstanding shares in open market and privately negotiated transactions. The programs have no expiration date and acquired shares of Common Stock will be held as treasury shares. Purchases under approved share repurchase authorizations are in addition to our practice of buying back shares sufficient to offset those issued under incentive compensation plans.
Hershey Trust Company
Hershey Trust Company, as trustee for the Milton Hershey School Trust (the "Trust") and as direct owner of investment shares, held 8,403,121 shares of our Common Stock as of December 31, 2017. As trustee for the Trust, Hershey Trust Company held 60,612,012 shares of the Class B Stock as of December 31, 2017, and was entitled to cast approximately 80% of all of the votes entitled to be cast on matters requiring the vote of both classes of our common stock voting together. Hershey Trust Company, as trustee for the Trust, or any successor trustee, or Milton Hershey School, as appropriate, must approve any issuance of shares of Common Stock or other action that would result in it not continuing to have voting control of our Company.
In August 2017, the Company entered into a Stock Purchase Agreement with Hershey Trust Company, as trustee for the Trust, pursuant to which the Company agreed to purchase 1,500,000 shares of the Company’s common stock from the Trust at a price equal to $106.01 per share, for a total purchase price of $159,015.

Noncontrolling Interest in Subsidiary
We currently own a 50% controlling interest in Lotte Shanghai Foods Co., Ltd. (“LSFC”), a joint venture established in 2007 in China for the purpose of manufacturing and selling product to the venture partners.
A roll-forward showing the 2017 activity relating to the noncontrolling interest follows:

Noncontrolling Interest
Balance, December 31, 2016	$41,831
Net loss attributable to noncontrolling interest	(26,444)
Other comprehensive income - foreign currency translation adjustments	840
Balance, December 31, 2017	$16,227
The 2017 net loss attributable to the noncontrolling interest reflects the 50% allocation of LSFC-related business realignment and impairment costs (see Note 7). The 2016 net loss attributable to noncontrolling interests totaled $3,970, which was presented within selling, marketing and administrative expense in the Consolidated Statements of Income since the amount was not considered significant.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

13. COMMITMENTS AND CONTINGENCIES
Purchase obligations
We enter into certain obligations for the purchase of raw materials. These obligations are primarily in the form of forward contracts for the purchase of raw materials from third-party brokers and dealers. These contracts minimize the effect of future price fluctuations by fixing the price of part or all of these purchase obligations. Total obligations consisted of fixed price contracts for the purchase of commodities and unpriced contracts that were valued using market prices as of December 31, 2017.
The cost of commodities associated with the unpriced contracts is variable as market prices change over future periods. We mitigate the variability of these costs to the extent that we have entered into commodities futures contracts or other commodity derivative instruments to hedge our costs for those periods. Increases or decreases in market prices are offset by gains or losses on commodities futures contracts or other commodity derivative instruments. Taking delivery of and making payments for the specific commodities for use in the manufacture of finished goods satisfies our obligations under the forward purchase contracts. For each of the three years in the period ended December 31, 2017, we satisfied these obligations by taking delivery of and making payment for the specific commodities.
As of December 31, 2017, we had entered into agreements for the purchase of raw materials with various suppliers. Subject to meeting our quality standards, the purchase obligations covered by these agreements were as follows as of December 31, 2017:

in millions	2018	2019	2020	2021	2022
Purchase obligations	$1,359.7	$272.3	$11.4	$2.5	$0.7
Lease commitments
We also have commitments under various operating and capital lease arrangements. Future minimum payments under lease arrangements with a remaining term in excess of one year were as follows as of December 31, 2017:

	Operating leases (1)	Capital leases (2)
2018	$16,241	$3,401
2019	16,784	3,469
2020	14,763	3,538
2021	12,914	3,609
2022	11,267	4,216
Thereafter	182,368	175,313

(1)
Future minimum rental payments reflect commitments under non-cancelable operating leases primarily for offices, retail stores, warehouse and distribution facilities. Total rent expense for the years ended December 31, 2017, 2016 and 2015 was $25,525, $20,330 and $19,754, respectively, including short-term rentals.

(2)	Future minimum rental payments reflect commitments under non-cancelable capital leases primarily for offices and warehouse facilities.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Environmental contingencies
We have a number of facilities that contain varying amounts of asbestos in certain locations within the facilities. Our asbestos management program is compliant with current applicable regulations, which require that we handle or dispose of asbestos in a special manner if such facilities undergo major renovations or are demolished. We do not have sufficient information to estimate the fair value of any asset retirement obligations related to these facilities. We cannot specify the settlement date or range of potential settlement dates and, therefore, sufficient information is not available to apply an expected present value technique. We expect to maintain the facilities with repairs and maintenance activities that would not involve or require the removal of significant quantities of asbestos.
Legal contingencies
We are subject to various pending or threatened legal proceedings and claims that arise in the ordinary course of our business. While it is not feasible to predict or determine the outcome of such proceedings and claims with certainty, in our opinion these matters, both individually and in the aggregate, are not expected to have a material effect on our financial condition, results of operations or cash flows.
Collective Bargaining
As of December 31, 2017, the Company employed approximately 15,360 full-time and 1,550 part-time employees worldwide. Collective bargaining agreements covered approximately 5,450 employees, or approximately 32% of the Company’s employees worldwide. During 2018, agreements will be negotiated for certain employees at four facilities outside of the United States, comprising approximately 72% of total employees under collective bargaining agreements. We currently expect that we will be able to renegotiate such agreements on satisfactory terms when they expire.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

14. EARNINGS PER SHARE
We compute basic earnings per share for Common Stock and Class B common stock using the two-class method. The Class B common stock is convertible into Common Stock on a share-for-share basis at any time. The computation of diluted earnings per share for Common Stock assumes the conversion of Class B common stock using the if-converted method, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.
We compute basic and diluted earnings per share based on the weighted-average number of shares of Common Stock and Class B common stock outstanding as follows:

For the years ended December 31,	2017		2016		2015
	Common Stock	Class B Common Stock	Common Stock	Class B Common Stock	Common Stock	Class B Common Stock
Basic earnings per share:
Numerator:
Allocation of distributed earnings (cash dividends paid)	$385,878	$140,394	$367,081	$132,394	$352,953	$123,179
Allocation of undistributed earnings	188,286	68,423	162,299	58,270	27,324	9,495
Total earnings—basic	$574,164	$208,817	$529,380	$190,664	$380,277	$132,674

Denominator (shares in thousands):
Total weighted-average shares—basic	151,625	60,620	153,519	60,620	158,471	60,620

Earnings Per Share—basic	$3.79	$3.44	$3.45	$3.15	$2.40	$2.19

Diluted earnings per share:
Numerator:
Allocation of total earnings used in basic computation	$574,164	$208,817	$529,380	$190,664	$380,277	$132,674
Reallocation of total earnings as a result of conversion of Class B common stock to Common stock	208,817	—	190,664	—	132,674	—
Reallocation of undistributed earnings	—	(492)	—	(324)	—	(69)
Total earnings—diluted	$782,981	$208,325	$720,044	$190,340	$512,951	$132,605

Denominator (shares in thousands):
Number of shares used in basic computation	151,625	60,620	153,519	60,620	158,471	60,620
Weighted-average effect of dilutive securities:
Conversion of Class B common stock to Common shares outstanding	60,620	—	60,620	—	60,620	—
Employee stock options	1,144	—	964	—	1,335	—
Performance and restricted stock units	353	—	201	—	225	—
Total weighted-average shares—diluted	213,742	60,620	215,304	60,620	220,651	60,620

Earnings Per Share—diluted	$3.66	$3.44	$3.34	$3.14	$2.32	$2.19
The earnings per share calculations for the years ended December 31, 2017, 2016 and 2015 excluded 2,374, 3,680 and 2,660 stock options (in thousands), respectively, that would have been antidilutive.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

15. OTHER (INCOME) EXPENSE, NET
Other (income) expense, net reports certain gains and losses associated with activities not directly related to our core operations. A summary of the components of other (income) expense, net is as follows:

For the years ended December 31,	2017	2016	2015
Write-down of equity investments in partnerships qualifying for tax credits	$66,209	$43,482	$39,489
Non-service cost components of net periodic benefit cost relating to pension and other post-retirement benefit plans	38,768	49,390	38,005
Settlement of SGM liability (see Note 2)	—	(26,650)	—
Gain on sale of non-core trademark	—	—	(9,950)
Other (income) expense, net	(518)	(673)	600
Total	$104,459	$65,549	$68,144

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

16. SUPPLEMENTAL BALANCE SHEET INFORMATION
The components of certain Consolidated Balance Sheet accounts are as follows:

December 31,	2017	2016
Inventories:
Raw materials	$224,940	$315,239
Goods in process	93,627	88,490
Finished goods	614,945	528,587
Inventories at FIFO	933,512	932,316
Adjustment to LIFO	(180,676)	(186,638)
Total inventories	$752,836	$745,678

Property, plant and equipment:
Land	$108,300	$103,865
Buildings	1,214,158	1,238,634
Machinery and equipment	2,925,353	3,001,552
Construction in progress	212,912	230,987
Property, plant and equipment, gross	4,460,723	4,575,038
Accumulated depreciation	(2,354,026)	(2,397,790)
Property, plant and equipment, net	$2,106,697	$2,177,248

Other assets:
Capitalized software, net	$104,881	$95,301
Income tax receivable	—	1,449
Other non-current assets	146,998	71,615
Total other assets	$251,879	$168,365

Accrued liabilities:
Payroll, compensation and benefits	$190,863	$240,080
Advertising and promotion	305,107	358,573
Other	180,164	152,333
Total accrued liabilities	$676,134	$750,986

Other long-term liabilities:
Post-retirement benefits liabilities	$215,320	$220,270
Pension benefits liabilities	39,410	65,687
Other	184,209	114,204
Total other long-term liabilities	$438,939	$400,161

Accumulated other comprehensive loss:
Foreign currency translation adjustments	$(91,837)	$(110,613)
Pension and post-retirement benefit plans, net of tax	(169,526)	(207,169)
Cash flow hedges, net of tax	(52,383)	(58,106)
Total accumulated other comprehensive loss	$(313,746)	$(375,888)

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

17. QUARTERLY DATA (Unaudited)
Summary quarterly results were as follows:

Year 2017	First	Second	Third	Fourth
Net sales	$1,879,678	$1,662,991	$2,033,121	$1,939,636
Gross profit	909,352	765,847	942,936	837,241
Net income attributable to The Hershey Company	125,044	203,501	273,303	181,133
Common stock:
Net income per share—Basic(a)	0.60	0.98	1.32	0.88
Net income per share—Diluted(a)	0.58	0.95	1.28	0.85
Dividends paid per share	0.618	0.618	0.656	0.656
Class B common stock:
Net income per share—Basic(a)	0.55	0.89	1.20	0.80
Net income per share—Diluted(a)	0.55	0.89	1.20	0.80
Dividends paid per share	0.562	0.562	0.596	0.596
Market price—common stock:
High	109.61	115.96	110.50	115.45
Low	103.45	106.41	104.06	102.87

Year 2016	First	Second	Third	Fourth
Net sales	$1,828,812	$1,637,671	$2,003,454	$1,970,244
Gross profit	820,288	750,310	853,760	745,181
Net income attributable to The Hershey Company	229,832	145,956	227,403	116,853
Common stock:
Net income per share—Basic(a)	1.09	0.70	1.09	0.56
Net income per share—Diluted(a)	1.06	0.68	1.06	0.55
Dividends paid per share	0.583	0.583	0.618	0.618
Class B common stock:
Net income per share—Basic(a)	0.99	0.64	0.99	0.51
Net income per share—Diluted(a)	0.99	0.64	0.99	0.51
Dividends paid per share	0.530	0.530	0.562	0.562
Market price—common stock:
High	93.71	113.49	113.89	104.44
Low	83.32	89.60	94.64	94.63

(a)	Quarterly income per share amounts do not total to the annual amount due to changes in weighted-average shares outstanding during the year.
18. SUBSEQUENT EVENTS
Short-term Debt
On January 8, 2018, we entered into an additional credit facility under which the Company may borrow up to $1.5 billion on an unsecured, revolving basis. Funds borrowed may be used for general corporate purposes, including commercial paper backstop and acquisitions. This facility is scheduled to expire on January 7, 2019.

THE HERSHEY COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(amounts in thousands, except share data or if otherwise indicated)

Business Acquisition
On January 31, 2018, we completed the acquisition of all of the outstanding shares of Amplify Snack Brands, Inc. (“Amplify”), a publicly traded company based in Austin, Texas that owns several popular better-for-you snack brands such as SkinnyPop, Oatmega, Paqui and Tyrrells. Amplify's anchor brand, SkinnyPop, is a market-leading ready-to-eat popcorn brand and is available in a wide range of food distribution channels in the United States. The business enables us to capture more consumer snacking occasions by creating a broader portfolio of brands and is expected to generate 2018 post-acquisition net sales of approximately $375,000 to $385,000.
The purchase consideration for the outstanding shares totaled approximately $908,000, or $12.00 per outstanding share. In connection with acquisition, the Company paid a total amount of approximately $607,000 to pay in full all outstanding debt owed by Amplify under its existing credit agreement as of January 31, 2018. Funding for the acquisition and repayment of the acquired debt consisted of cash borrowings under the Company's new revolving credit facility. We are currently in the process of determining the allocation of the purchase price, which will include the recognition of identifiable intangible assets and goodwill. We anticipate that the value of Amplify's acquired net assets will be minimal. Goodwill is being determined as the excess of the purchase price over the fair value of the net assets acquired (including the identifiable intangible assets) and is not expected to be deductible for tax purposes. The goodwill that will result from the acquisition is attributable primarily to cost-reduction synergies as Amplify leverages Hershey's resources, expertise and capability-building.
Long-term Debt
On May 3, 2018, we issued $350,000 of 2.90% Notes due in 2020, $350,000 of 3.10% Notes due in 2021 and $500,000 of 3.375% Notes due in 2023 (the "Notes"). The net proceeds of these Notes will be used to repay a portion of the commercial paper we issued to fund the acquisition of Amplify and pay related fees and expenses, and for general corporate purposes. The Notes were issued under a shelf registration statement on Form S-3 filed in June 2015 that registered an indeterminate amount of debt securities.

 Schedule II
THE HERSHEY COMPANY AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2017, 2016 and 2015

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions from Reserves	Balance at End of Period
In thousands of dollars

For the year ended December 31, 2017
Allowances deducted from assets
Accounts receivable—trade, net (a)	$40,153	$166,993	$—	$(165,354)	$41,792
Valuation allowance on net deferred taxes (b)	235,485	92,139	—	(15,476)	312,148
Inventory obsolescence reserve (c)	20,043	35,666	—	(36,361)	19,348
Total allowances deducted from assets	$295,681	$294,798	$—	$(217,191)	$373,288

For the year ended December 31, 2016
Allowances deducted from assets
Accounts receivable—trade, net (a)	$32,638	$174,314	$—	$(166,799)	$40,153
Valuation allowance on net deferred taxes (b)	207,055	28,430	—	—	235,485
Inventory obsolescence reserve (c)	22,632	30,053	—	(32,642)	20,043
Total allowances deducted from assets	$262,325	$232,797	$—	$(199,441)	$295,681

For the year ended December 31, 2015
Allowances deducted from assets
Accounts receivable—trade, net (a)	$15,885	$172,622	$—	$(155,869)	$32,638
Valuation allowance on net deferred taxes (b)	147,223	59,832	—	—	207,055
Inventory obsolescence reserve (c)	11,748	32,434	—	(21,550)	22,632
Total allowances deducted from assets	$174,856	$264,888	$—	$(177,419)	$262,325

(a) Includes allowances for doubtful accounts, anticipated discounts and write-offs of uncollectible accounts receivable.
(b) Includes adjustments to the valuation allowance for deferred tax assets that we do not expect to realize. The 2017 deductions from reserves reflects the change in valuation allowance due to the remeasurement of corresponding U.S. deferred tax assets at the lower enacted corporate tax rates resulting from the U.S. tax reform.
(c) Includes adjustments to the inventory reserve, transfers, disposals and write-offs of obsolete inventory.